                                                      REGISTRATION NO. 333-73126


    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2002

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 2 TO FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           VITAL LIVING PRODUCTS, INC.
                 (Name of Small Business Issuer in its charter)

            DELAWARE                             3589                      56-1683886
  (State or jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)     Classification Code Number)         Identification No.)

                              5001 SMITH FARM ROAD
                               MATTHEWS, NC 28104
                                 (704) 821-3200
         (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                              DONALD R. PODREBARAC
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VITAL LIVING PRODUCTS, INC.
                              5001 SMITH FARM ROAD
                               MATTHEWS, NC 28104
                                 (704) 821-3200
            (Name, address and telephone number of agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                                  MARK R. BUSCH
                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                        BANK OF AMERICA CORPORATE CENTER
                      100 N. TRYON STREET, SUITE 42ND FLOOR
                      CHARLOTTE, NORTH CAROLINA 28202-4006
                                 (704) 331-7400

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                              CALCULATION OF REGISTRATION FEE
================================ =================== ========================= ============================ ===================
     Title of each class of         Amount to be         Proposed maximum      Proposed maximum aggregate       Amount of
   securities to be registered     registered(1)        offering price per          offering price(2)        registration fee
                                                             unit(2)
-------------------------------- ------------------- ------------------------- ---------------------------- -------------------
  Common Stock, $0.01 par value      14,557,251              $0.5775                   $ 8,406,812                  $2,102
================================ =================== ========================= ============================ ===================


(1) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, the Company calculated 250% of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price per share as reported for such securities by the Nasdaq OTC Bulletin Board on November 5, 2001.

          ------------------------------------------------------------

         Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus and relates to this Registration Statement and those shares of common stock previously registered under the Registration Statement on Form SB-2 (Registration No. 333-58378) which remain unsold.

         This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration No. 333-58378. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION. DATED JANUARY 11, 2002.


                                   PROSPECTUS

                           VITAL LIVING PRODUCTS, INC.


                        14,557,251 Shares of Common Stock

         The 14,557,251 shares of our common stock, $0.01 par value, offered hereby are being offered by certain of our security holders identified herein. Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI".


         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         SEE "RISK FACTORS" ON PAGE 3 TO READ ABOUT IMPORTANT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     Prospectus dated [____________], 2002.

                                                  TABLE OF CONTENTS

SUMMARY...........................................................................................................1

RISK FACTORS......................................................................................................4

CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION...........................................................11

USE OF PROCEEDS..................................................................................................11

SECURITIES PURCHASE AGREEMENT....................................................................................11

PLAN OF DISTRIBUTION.............................................................................................12

LEGAL PROCEEDINGS................................................................................................14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................16

SELLING SECURITY HOLDERS.........................................................................................17

DESCRIPTION OF SECURITIES........................................................................................18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................23

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...................................................................23

DESCRIPTION OF BUSINESS..........................................................................................23

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................28

DESCRIPTION OF PROPERTY..........................................................................................33

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................33

EXECUTIVE COMPENSATION...........................................................................................34

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.............................35

TRANSFER AGENT AND REGISTRAR.....................................................................................35

LEGAL MATTERS....................................................................................................35

EXPERTS..........................................................................................................36

WHERE YOU CAN FIND MORE INFORMATION..............................................................................36

                                     SUMMARY

         This prospectus summary highlights the key aspects of the offering described in this prospectus. To understand this offering fully, you should read the entire prospectus carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements."

THE COMPANY

         Vital Living Products, Inc. (the "Company", which may be referred to as "we", "us" or "our") does business under the name American Water Service and sells a variety of water treatment and testing products and services, including home water test kits, water treatment equipment and high purity drinking water vended from machines placed at retail locations.

         Our present businesses include:

         WATER TESTING PRODUCTS

         We provide a comprehensive line of home water testing kits as a quick and inexpensive alternative to laboratory testing. Recommended uses include initial and regular follow-up testing to ensure continued water safety as well as testing following the installation of water treatment products to verify treatment effectiveness. Our home water testing kits are available through our website and nationwide at retailers, water treatment dealers, water well drillers and other independent retailers and building centers.

         WATER TREATMENT EQUIPMENT AND SERVICES

         We sell and service water treatment products for both home and office use. We sell our water treatment products to water treatment dealers and to retail customers. We also offer a complete line of point of entry water treatment products including among other items softeners, neutralizers and iron filters and sell other water treatment products. We service all water treatment products we sell as well as all other water treatment products available on the market.

         VENDING MACHINES AND MISTING SYSTEMS

         We sell drinking water dispensed to consumers through self-service vending machines as well as high purity water used by grocery stores in produce-misting systems. We place our vending machines inside or outside retail stores and have revenue sharing arrangements with the stores. In some locations, in addition to vending water to consumers, our machines are used to purify water used in produce-misting systems we maintain for grocers.

THE OFFERING

        SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS

        COMMON STOCK TO BE SOLD
        BY SELLING SECURITY HOLDERS............................................................14,557,251

        TOTAL SHARES OF COMMON STOCK
        TO BE OUTSTANDING AFTER THE
        OFFERING...............................................................................31,394,094

        USE OF PROCEEDS BY THE COMPANY...............................................The Company will not receive any proceeds
                                                                                         from the sale of
                                                                                      common stock by the
                                                                                selling security holders.

         NASDAQ OTC BULLETIN BOARD SYMBOL.............................................................VLPI

                             SUMMARY FINANCIAL DATA

         We present below summary historical financial data. We derived the historical financial data as of and for the years ended December 31, 1999 and 2000 from our audited financial statements. We derived the historical financial data as of and for the nine months ended September 30, 2001 from our unaudited condensed financial statements. Our audited financial statements and related notes for the years ended December 31, 1999 and 2000 and unaudited condensed financial statements and related notes for the nine months ended September 30, 2001 are included elsewhere in this prospectus. You should read this information in conjunction with the audited financial statements and related notes and the other financial information included elsewhere in this prospectus.


                                           YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED
                                         1999                  2000           SEPTEMBER 30, 2001
                                     -----------           -----------        ------------------

Total assets                         $   666,841           $   702,000           $   672,887

Total liabilities                      1,736,564             2,611,870             3,091,266

Total stockholders' equity            (1,069,723)           (1,909,870)           (2,418,379)

Revenues                               1,947,021             1,658,035             1,376,067

Net income (loss)                       (795,119)             (793,761)           (1,120,064)

Net income (loss) per share          $     (0.31)          $     (0.30)          $     (0.36)

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. Following is a description of material risks involved in an investment in our common stock. You should consider the following factors carefully before deciding to purchase any shares of our common stock.

WE HAVE INCURRED OPERATING LOSSES EACH YEAR SINCE OUR INCEPTION, EXPECT CONTINUED LOSSES AND MAY NOT ACHIEVE PROFITABILITY. IF WE CONTINUE TO LOSE MONEY, WE MAY HAVE TO CURTAIL OR SUSPEND OUR OPERATIONS.

         We have incurred operating losses each year since our inception and we may continue to lose money for the foreseeable future. We incurred losses from operations of approximately $431,572 in 1999, $722,456 in 2000 and $606,871 in the first nine months of 2001. We may never become profitable or sustain profitability. To achieve profitability, we will need to increase sales substantially which will require substantial sales and marketing expense. As of September 30, 2001, the book value of our liabilities exceeded the book value of our assets by $2,418,379 and we owed our Series A, Class B preferred stockholders $1,276,500 in accumulated dividends. Even if we achieve profitability, it will take substantial profits to pay our accrued dividends and otherwise reduce our outstanding liabilities. An extended period of continued losses and negative cash flow may prevent us from expanding or operating our business.


WE EXPECT TO REQUIRE ADDITIONAL FUNDS AT SOME POINT DURING SPRING OF 2002 WHICH, IF AVAILABLE, COULD RESULT IN ADDITIONAL DILUTION TO OUR STOCKHOLDERS. IF ADDITIONAL FUNDS ARE NEEDED AND ARE NOT AVAILABLE, OUR BUSINESS COULD BE NEGATIVELY IMPACTED AND WE MAY NOT BE ABLE TO CONTINUE TO FUND OUR OPERATIONS.

         We have experienced negative cash flows from our operations each year since our inception and expect continued negative cash flows from our operations during 2002. Through 2000, we relied on financing provided to us by C. Wilbur Peters, chairman of our board, or entities controlled by him to finance our negative operating cash flow. As of June 15, 2001, we had sold $450,000 of secured convertible debentures and warrants to the selling security holders that are convertible into or exercisable for a substantial number of shares of our common stock. In October and November 2001 we raised $690,000 through the private placement of 9,527,362 shares of common stock.

         As of December 31, 2001 and including accrued interest, the selling security holders held a total of approximately $69,919 of secured convertible debentures which are payable in full on February 23, 2002 and $232,883 of secured convertible debentures which are payable in full on June 15, 2002.

         We expect to require additional financing to fund our operations at some point during spring of 2002 and, to the extent that the secured convertible debentures have not been converted into shares of our common stock, we will require additional financing to repay the debentures when due, whether upon acceleration or at maturity. As of January 11, 2002 we did not have any commitments for additional funding. We intend to explore various financing alternatives, including the sale of convertible debt securities and the private placement of our equity securities.


         If we raise funds through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of the new equity securities may have rights, preferences or privileges senior to yours and will likely include financial and other covenants that will restrict our flexibility. If we issue convertible securities or otherwise borrow funds, the lenders would have rights senior to your rights and the terms of such indebtedness could impose restrictions on our operations and otherwise include financial and other covenants that will restrict our flexibility.

         No assurance can be given, however, that additional funds will be available when needed. If we are unable to obtain additional necessary financing our financial condition and results of operations would be materially adversely affected and in order to continue as a going concern we might be required to substantially reduce expenses by among other things curtailing our efforts to increase sales of our PurTest(R) and PurGuard(R) product lines and by deregistering under the Securities Exchange Act in order to terminate our reporting obligations thereunder. If for any reason any such efforts to reduce expenses prove insufficient we might not be able to continue to fund our operations.

EACH OF THE SECURITIES AND EXCHANGE COMMISSION, THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., THE FEDERAL TRADE COMMISSION, THE NORTH CAROLINA DEPARTMENT OF JUSTICE'S CONSUMER PROTECTION DIVISION AND THE U.S. ATTORNEYS OFFICE FOR THE SOUTHERN DISTRICT OF NEW YORK HAVE OPENED INVESTIGATIONS REGARDING OUR EFFORTS TO DEVELOP AND MARKET A HOME TESTING KIT FOR THE ANTHRAX BACTERIA AS WELL AS POTENTIAL UNLAWFUL INSIDER TRADING IN OUR COMMON STOCK AND THE SEC STAFF HAS INFORMED US IT HAS RECOMMENDED TO THE SEC THAT IT FILE A CIVIL ENFORCEMENT ACTION AGAINST US FOR VARIOUS VIOLATIONS OF THE SECURITIES LAWS. THESE INVESTIGATIONS AND RELATED LITIGATION WILL BE VERY COSTLY TO DEFEND AND IF WE WERE TO LOSE OR SETTLE ANY SUCH CASE, THE REMEDIES IMPOSED WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY AND WE MIGHT NOT BE ABLE TO CONTINUE TO FUND OUR OPERATIONS

         In October 2001 we announced that we were developing a home testing kit for the anthrax bacteria. Soon after we made a public announcement concerning our efforts to develop this product, each of the Federal Trade Commission and the North Carolina Department of Justice's Consumer Protection Division opened an investigation regarding these efforts and each of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. opened an investigation regarding these efforts and into potential unlawful insider trading in our common stock. Each of these investigations is currently pending. On November 30, 2001 the FTC informed us that it was planning to file a complaint in federal court seeking an injunction to prevent us from marketing the anthrax test kit. We have agreed with the FTC on the form of a consent order which should resolve this matter and which we expect to be entered in January 2002. This consent order prohibits us from marketing PurTest(R) Anthrax test or any similar product or other biohazard test or device unless we possess competent scientific evidence substantiating its efficacy. On December 4, 2001 the SEC staff informed us that it has recommended to the SEC that it file a civil enforcement action against us and Donald R. Podrebarac, our chief executive officer, for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The remedies the SEC staff is considering recommending that the SEC seek include an injunction requiring us to not violate the securities laws in the future, fines and an order preventing Mr. Podrebarac from working for a public company, which would include the Company. In addition, the U.S. Attorneys Office for the Southern District of New York has opened an investigation into whether our efforts to develop and market PurTest Anthrax(R) Test were part of a fraudulent criminal scheme as well as into whether or not we may have violated various federal securities laws. On November 29, 2001 the FBI executed a search warrant at our offices in connection with this investigation. As of January 11, 2002, no indictments had been issued but it is possible that either Mr. Podrebarac or the Company or both may be indicted in connection with this investigation. These investigations and related litigation will be very costly to defend and we might not have sufficient resources to mount successful defenses. Defending this litigation will require substantial efforts from members of our senior management team that will to some extent divert them from managing our operations. If we were to lose or settle any such case, the remedies imposed, which might include fines and consent orders preventing Mr. Podrebarac from working for the Company, would likely have a material adverse effect on the Company and we might not be able to continue to fund our operations.

NEGATIVE PUBLICITY CONCERNING OUR EFFORTS TO DEVELOP PURTEST(R) ANTHRAX TEST AND THE RELATED GOVERNMENTAL INVESTIGATIONS MAY HARM THE VALUE OF OUR BRAND NAMES AND NEGATIVELY IMPACT SALES.

         There has been considerable negative publicity concerning our efforts to develop PurTest(R) Anthrax Test and the related governmental investigations. This negative publicity may harm the value of our brand names and negatively impact sales by either causing some of our distributors to curtail orders or cease to carry our products or by reducing demand at the consumer level.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY AND WE COULD BE SUED BASED ON CLAIMS THAT WE VIOLATED THE SECURITIES LAWS.


         Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI". Prior to October 2001 there was an extremely limited trading market for our common stock. In October 2001 and apparently as a result of speculation that given our existing product line and distribution channels we may be able to successfully develop and market products related to bioterrorism and thereby considerably increase product sales, the trading volume and price of our common stock increased dramatically. From its peak of $2.08 on October 18, 2001 the trading price of our common stock has fallen approximately 95% and on January 7, 2002 the closing price of our common stock was $.11. Unless we are able to successfully bring some new products to market or otherwise dramatically increase sales, it is highly unlikely that the recent heavy activity in the market for our common stock will be sustained. If for any reason we are unable to significantly increase sales, the trading volume and price of our common stock could fall significantly. Even if we do succeed in significantly increasing sales the trading prices of our common stock could be subject to wide fluctuations in response to:


         - actual or anticipated variations in our quarterly operating results;

         - changes in our supply or distribution relationships or those of our competitors;

         -        price reductions;

         -        the gain or loss of a significant customer or order;

         -        changes in governmental regulation of the water industry;

         -        general market or economic conditions; or

         -        other events or factors, many of which are beyond our control.

         Additionally, in the past following periods of volatility in the market price of a company's securities like the volatility experienced in the market for our common stock in October and November 2001, securities class action litigation has occurred against the issuing company. Typically the basis for this type of litigation is an allegation that the issuing company has violated the securities laws by making false or misleading statements or by omitting to disclose material information required to be disclosed. Given the recent volatility in the market for our common stock it is possible that such litigation will be instituted against us. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

IF WE ARE FORCED TO DEREGISTER UNDER THE SECURITIES EXCHANGE ACT OF 1934 TO REDUCE EXPENSES OUR STOCKHOLDERS' ABILITY TO SELL THEIR SHARES WOULD BE NEGATIVELY IMPACTED.


         We expect to require additional financing to fund our operations at some point during spring of 2002 and, to the extent that the debentures held by the selling security holders have not been converted into shares of our common stock, we will require additional financing to repay the debentures when due, whether upon acceleration or at maturity. If we are unable to obtain the financing we require we might be required to substantially reduce expenses by among other things deregistering under the Securities Exchange Act of 1934 in order to terminate our reporting obligations thereunder. If we were to so deregister, we would cease to file reports under the 1934 Act and it would be more difficult to obtain financial and other information regarding the Company. Additionally, our common stock would be delisted from the Nasdaq OTC Bulletin Board and our stockholders' ability to sell their shares would be negatively impacted.

LARGE INITIAL ORDERS FROM CUSTOMERS CAN ACCOUNT FOR A SIGNIFICANT PORTION OF PRODUCTS SHIPPED IN ANY QUARTER.

         Our financial results in any quarter are highly dependent upon various factors, including the timing and size of customer orders. Large initial orders from customers can account for a significant portion of products shipped in any quarter. Accordingly, the shipment of products in fulfillment of such large orders can dramatically affect the results of operations of any single quarter. If quarterly results vary significantly, as a result of the presence or lack of large initial orders or otherwise, the market price of our common stock could be dramatically affected.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY DECREASE THE PRICE OF OUR COMMON STOCK.

         If our stockholders, including the selling security holders listed in this prospectus, sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding convertible securities or upon the exercise of warrants, then the market price of our common stock could fall.


         As of December 31, 2001 and including accrued interest, the selling security holders held a total of approximately $69,919 of secured convertible debentures which are payable in full on February 23, 2002 and $232,883 of secured convertible debentures which are payable in full on June 15, 2002. The debentures are convertible into the number of shares of common stock as is determined by dividing the sum of the outstanding principal amount and the amount of accrued and unpaid interest thereon by the then current conversion price. The conversion price is equal to the lesser of $0.06, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one day prior to the date of conversion. As of December 31, 2001, the minimum number of shares such debentures were convertible into was approximately 5,046,700 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock. You could therefore experience substantial dilution of your investment upon conversion of the debentures. The shares of common stock into which the debentures may be converted are being registered pursuant to the registration statement of which this prospectus is a part.

         As of June 15, 2001, we had issued warrants to purchase 300,000 shares of common stock to the selling security holders. As a result of certain antidilution adjustments, as of December 31, 2001 these warrants were exercisable over the next three years for 633,129 shares of common stock at a price per share equal to the lesser of $0.11, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to the registration statement of which this prospectus is a part.

         As of December 31, 2001 we had 17,194,521 shares of common stock outstanding, 9,527,362 of which were issued in private placements in October and November 2001 and will not be freely tradable until 12 months after issuance. The balance of our outstanding shares, other than the 357,678 shares of restricted stock currently held by the selling security holders, are currently freely tradable without restriction under the Securities Act of 1933 unless held by affiliates. As of December 31, 2001, we had reserved 4,970,056 shares of common stock for issuance upon conversion of our outstanding preferred stock and exercise of stock options issued and outstanding or available to be issued pursuant to our 1991 Stock Option Plan and 15,000,000 shares of common stock for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the sale of the debentures.


WE HAVE RECEIVED NOTICES OF DEFAULT FROM EACH OF THE SELLING SECURITY HOLDERS CLAIMING WE ARE IN DEFAULT UNDER THE DEBENTURES AND THE SELLING SECURITY HOLDERS HAVE A SECURITY INTEREST IN ALL OF OUR ASSETS.


         As of December 31, 2001 and including accrued interest, the selling security holders held a total of approximately $69,919 of secured convertible debentures which are payable in full on February 23, 2002 and $232,883 of secured convertible debentures which are payable in full on June 15, 2002. On November 29, 2001 we received notices of default from each of the selling security holders claiming that because we had failed to continuously maintain an effective registration statement covering the securities being registered pursuant to the registration statement of which this prospectus is a part we were in default under the debentures. Upon the occurrence of a default under the debentures the selling security holders are entitled to cause the debentures to become immediately due and payable in an amount equal to the greater of (i) 130% of the outstanding principal and interest on the debentures and (ii) the number of shares obtainable upon exercise of the outstanding principal and interest on the debentures, treating the date of payment as the conversion date, times the highest closing price for our common stock during the period beginning on the date of the default through the date of payment. To date the selling security holders have not invoked this acceleration right but they may do so at any time.


         If the selling security holders do not convert substantially all of the outstanding principal and interest on the debentures and demand payment thereunder we would not likely have sufficient funds to meet our payment obligations and we could be forced into bankruptcy. The debentures held by the selling security holders are secured by all of the Company's assets and intellectual property. If we default upon the repayment terms of the debentures, our assets would become subject to foreclosure and it would likely be impossible to remain a going concern.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

WE RELY HEAVILY ON OUR KEY EMPLOYEES, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent upon the continued services of key members of our senior management. If one or more members of our senior management were unable or unwilling to continue in their present positions, our business and operations could be disrupted. We have not entered into any employment agreement with any member of senior management and we do not maintain life insurance policies on any member of senior management.

AN INTERRUPTION IN THE SUPPLY OF COMPONENT PARTS THAT WE OBTAIN FROM THIRD PARTIES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Our ability to assemble and package our water testing products is dependent on our ability to obtain component parts for our products from our suppliers. These suppliers may experience difficulty in supplying us component parts sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these component parts on terms we find acceptable. We believe the arrangements we have developed with our suppliers are adequate to meet our current needs and that if any of these arrangement were terminated, under the termination provisions of the contracts we have entered into with our suppliers we would be able to find acceptable alternative suppliers in time to avoid significant disruption of our business. There can be no assurance, however, that we could find alternative suppliers in time to avoid significant disruption of our business. Any significant interruption in the supply of component parts to us could adversely effect our business, results of operations and financial condition, unless and until we are able to obtain component parts from other manufacturers.

A SIGNIFICANT AMOUNT OF OUR BUSINESS COMES FROM A CONCENTRATED GROUP OF CUSTOMERS AND ANY DECREASE IN REVENUE FROM THESE CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON US.

         A significant portion of our sales in both 1999 and 2000 was generated from a limited number of customers. Sales to Lowe's and Kroger comprised approximately 16% and 10% respectively of our total 2000 sales. Sales to Menards, Lowe's and Kroger comprised approximately 18%, 13% and 13% respectively of our total 1999 sales. We expect that our sales will be similarly concentrated in the future. We do not have any contracts with any of our key customers. The loss of any of these key customers could significantly decrease our revenue, which would significantly harm our operating results.

WE FACE A HIGH LEVEL OF COMPETITION.

         Our water test kit business competes directly with various companies that offer similar home water testing kits and indirectly with governmental and local commercial laboratories which perform laboratory tests on water for a fee and water treatment equipment dealers which offer free home water testing. While our product line is the most comprehensive set of home water test kits available to U.S. retailers and consumers, by adding to their product offerings, our competitors could develop similarly comprehensive lines of products. Also, companies not currently involved in the home water test kit market could enter it by developing competing lines of products. Potential competitors could include larger companies which may have significantly greater financial, development, marketing and distribution resources than we do.

         Our water treatment business competes with many local, regional and national water treatment dealers and their franchisees. Some of our competitors are larger companies which have significantly greater resources than we do.

         Our water vending business competes in the non-sparkling segment of the highly competitive bottled water market with companies that deliver water to homes and offices, off-the-shelf marketers and other vending machine operators as well as with water treatment products similar to ours. Many of our vending business's competitors have greater name recognition and significantly greater resources than we do. Because our vending business's primary competitive advantage over water delivery services and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from our vending machines.

         Increased competition in any part of our business could negatively impact our business by, among other things, reducing our sales or profit margins or both.

ADDITIONAL OR MORE STRINGENT GOVERNMENT REGULATION MAY RESULT IN FINES, PENALTIES, TAXES OR OTHER COSTS THAT MAY REDUCE OUR FUTURE EARNINGS.

         The water industry is subject to a variety of federal, state and local laws and regulations including licensing requirements, annual license and inspection fees, detailed design and quality standards, requirements of local plumbing codes and routine and random state-conducted regulatory quality inspections. Although we believe we are operating in substantial compliance with these laws and regulations, they and their interpretations and enforcement are subject to change. Our water testing products are not currently subject to any governmental regulation. There can be no assurance that additional or more stringent requirements will not be imposed on our operations in the future. Failure to comply with such current or future laws and regulations could result in the imposition of fines, a temporary shutdown of our vending operations, the loss of certification to sell our vended water or, even in the absence of governmental action, a reduction in our profit margins based on increases in our cost of doing business due to licensing or inspection fees or other additional compliance costs.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.


         We have never paid or declared any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our Certificate of Incorporation provides that we may not pay dividends on our common stock unless we have first paid all accrued dividends on our Series A, Class B preferred stock and dividends of $12.00 per share on our Series B, Class B preferred stock in the year in which the dividend on our common stock is proposed to be paid. As of September 30, 2001, we owed our Series A, Class B preferred stockholders $1,276,500 in accumulated dividends. Additionally, under the terms of the secured convertible debentures we issued to the selling security holders on February 23, 2001 and on June 15, 2001, so long as such debentures remain outstanding we are prohibited from paying any dividends on our common stock without the consent of the holders of such debentures. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.


MANAGEMENT AND AFFILIATES CONTROL THE COMPANY.

         C. Wilbur Peters, chairman of our board, and his wife Bessie Peters, or entities controlled by them (the "Peters Group"), hold 1,038,051 shares of our common stock which represent approximately 6.0% of our outstanding shares. The Peters Group also holds all of our outstanding shares of Series A, Class B preferred stock and Series B, Class B preferred stock and stock options which such shares of preferred stock and options are convertible into or exercisable for an aggregate of 2,820,056 shares of our common stock. Under the terms of our Certificate of Incorporation, since 1993 the holders of our Series A, Class B preferred stock have been entitled to elect a majority of our board of directors. The Peters Group has therefore elected a majority of our board of directors at each annual meeting we have held since 1993 and will continue to do so until the shares of Series A, Class B preferred stock have been converted or redeemed. As a result and as long as members of the Peters Group continue to hold our outstanding Series A, Class B preferred stock the holders of our common stock will have the ability to elect only a minority of our board of directors and, subject to applicable fiduciary duties under Delaware law, directors designated by the Peters Group will have the power to approve transactions between the Company and members of the Peters Group.


             CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION

         Statements in this prospectus as to projections of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward looking" statements, and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements include: expenses incurred in connection with governmental investigations and related litigation concerning our efforts to develop PurTest(R) Anthrax Test; product liability claims; general economic conditions in our markets including inflation; recession; loss of key customers; supply interruptions; increased competition from existing competitors and from any new entrants in our markets; any loss of key management personnel; changes in governmental regulations applicable to our business; and the availability of additional funding necessary to support our operations.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling security holders.


                          SECURITIES PURCHASE AGREEMENT


         Pursuant to a Securities Purchase Agreement dated February 23, 2001 (the "Securities Purchase Agreement"), on February 23, 2001 we received a $225,000 investment from the selling security holders through the issuance of $225,000 aggregate principal amount of 12% Secured Convertible Debentures due February 23, 2002 and on June 15, 2001 we received an additional $225,000 investment from the selling security holders through the issuance of $225,000 aggregate principal amount of 12% Secured Convertible Debentures due June 15, 2002 (the "Debentures"). As of December 31, 2001, these Debentures were convertible into shares of our common stock at a conversion price of the lesser of $0.06, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. In connection with the sale of the Debentures we also issued to the selling security holders three-year warrants (the "Warrants") to purchase an aggregate of 300,000 shares of common stock. As a result of certain antidilution adjustments, as of December 31, 2001 the Warrants were exercisable for 633,129 shares of common stock at a price per share equal to the lesser of $0.11, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.


         The registration statement of which this prospectus is a part covers the resale of the shares of our common stock issuable upon conversion of the Debentures (including the 357,678 shares of restricted stock currently held by the selling security holders) and exercise of the Warrants. As described in the following paragraph, the number of shares issuable upon the conversion of the Debentures and exercise of the Warrants fluctuates depending on the market price of our common stock.

         The number of shares we are required to issue upon the conversion of the Debentures fluctuates with our common stock market price and therefor cannot be determined until the day of conversion. The number of shares issuable upon conversion is obtained by dividing the amount of principal and interest being converted by the conversion price. The conversion price is determined at the time of conversion and is equal to the lower of $0.06, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. You should be aware that the selling security holders may engage in short sales of our common stock at any time, including prior to converting the Debentures, which would put downward pressure on the market price our common stock and could therefor result in more shares being issued to the selling security holders on conversion than might otherwise be the case.


         As of December 31, 2001 and including accrued interest, the selling security holders held a total of approximately $302,802 of Debentures which were convertible into a minimum of 5,046,700 ($302,802/$0.06) shares of common stock. Assuming that as of December 31, 2001 the Debentures were fully converted and all 633,129 of the Warrants were fully exercised, and including the 357,678 shares of restricted stock held by the selling security holders, the selling security holders would hold 6,037,507 shares of common stock, which would represent approximately 26% of our total outstanding shares. You could therefore experience substantial dilution of your investment upon conversion of the Debentures and exercise of the Warrants. Additionally, you should be aware that there is no limit on the number of shares into which the Debentures are convertible that is not waivable by the selling security holders in their sole discretion and if the trading price of our common stock should fall significantly we may be required to issue substantially more shares of our common stock upon conversion of the Debentures, which could result in even greater dilution to existing shareholders.

         On November 29, 2001 we received notices of default from each of the selling security holders claiming that because we had failed to continuously maintain an effective registration statement covering the securities being registered pursuant to the registration statement of which this prospectus is a part we were in default under the Debentures. Upon the occurrence of a default under the Debentures the selling security holders are entitled to cause the Debentures to become immediately due and payable in an amount equal to the greater of (i) 130% of the outstanding principal and interest on the Debentures and (ii) the number of shares obtainable upon exercise of the outstanding principal and interest on the Debentures, treating the date of payment as the conversion date, times the highest closing price for our common stock during the period beginning on the date of the default through the date of payment. To date the selling security holders have not invoked this acceleration right but they may do so at any time. The Debentures are secured by all of the Company's assets and intellectual property. If we default upon the repayment terms of the Debentures, our assets would become subject to foreclosure.



                              PLAN OF DISTRIBUTION

         The shares being offered by the selling security holders, or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

         - on the Nasdaq OTC Bulletin Board or on such other market on which the common stock may from time to time be trading;

         -        in privately-negotiated transactions;

         -        through the writing of options on the shares;

         -        short sales; or

         -        any combination thereof.

         The sale price to the public may be:

         -        the market price prevailing at the time of sale;

         -        a price related to such prevailing market price;

         -        at negotiated prices; or

         - such other price as the selling security holders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares described in this prospectus will be issued to, or sold by, the selling security holders.

         The registration statement of which this prospectus is a part does not cover the sale or other transfer of the debentures or warrants. If a selling security holder transfers its debentures or warrants, the transferee of the debentures or warrants may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us and a post-effective amendment to the registration statement of which this prospectus is a part has been declared effective.

         The selling security holders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they acquired the debentures in the ordinary course of their business. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares described in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations under such acts.

         The selling security holders, alternatively, may sell all or any part of the shares described in this prospectus through an underwriter. The selling security holders have advised us that through the date of this prospectus they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the debentures or the warrants or the shares of our common stock underlying the debentures or the warrants other than ordinary course brokerage arrangements, and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


                                LEGAL PROCEEDINGS


         In October 2001 we announced that we were developing a home testing kit for the anthrax bacteria. Soon after we made a public announcement concerning our efforts to develop this product, each of the Federal Trade Commission and the North Carolina Department of Justice's Consumer Protection Division opened an investigation regarding these efforts and each of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. opened an investigation regarding these efforts and into potential unlawful insider trading in our common stock. Each of these investigations is currently pending. On November 30, 2001 the FTC informed us that it was planning to file a complaint in federal court seeking an injunction to prevent us from marketing the anthrax test kit. We have agreed with the FTC on the form of a consent order which should resolve this matter and which we expect to be entered in January 2002. This consent order prohibits us from marketing PurTest(R) Anthrax test or any similar product or other biohazard test or device unless we possess competent scientific evidence substantiating its efficacy. On December 4, 2001 the SEC staff informed us that it has recommended to the SEC that it file a civil enforcement action against us and Donald R. Podrebarac, our chief executive officer, for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The remedies the SEC staff is considering recommending that the SEC seek include an injunction requiring us to not violate the securities laws in the future, fines and an order preventing Mr. Podrebarac from working for a public company, which would include the Company. In addition, the U.S. Attorneys Office for the Southern District of New York has opened an investigation into whether our efforts to develop and market PurTest Anthrax(R) Test were part of a fraudulent criminal scheme as well as into whether or not we may have violated various federal securities laws. On November 29, 2001 the FBI executed a search warrant at our offices in connection with this investigation. As of January 11, 2002, no indictments had been issued but it is possible that either Mr. Podrebarac or the Company or both may be indicted in connection with this investigation.

In connection with our efforts to market and develop PurTest(R) Anthrax Test we engaged Sani-Pure Food Laboratories, Inc. (FDA Registration No. 2220932) to conduct independent testing of the product using anthrax bacteria. On November 26, 2001 Sani-Pure issued to us a written report which we relied on in issuing our press release on November 27, 2001 regarding the results of this independent testing. After we issued this press release we learned that Sani-Pure did not use anthrax bacteria in conducting the independent testing and that statements to that effect in its written report were untrue. We are currently considering whether we may be able to sue Sani-Pure for damages related to its actions in connection with this independent testing.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our directors and executive officers are as follows:

  NAME & DIRECTOR SINCE             AGE             POSITION
  ---------------------             ---             --------
  Donald R. Podrebarac              52              Chief Executive Officer, President and Director
  1993

  C. Wilbur Peters                  79              Chairman of the Board, Treasurer and Director
  1990

  Larry C. Pratt                    52              Vice President, Secretary and Director
  1990

  Duane G. Hansen                   69              Director
  1993

  Phil Divine                       56              Director
  1993


         Our board of directors has five members. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. There are no family relationships between any of our directors or executive officers.

         Donald R. Podrebarac has served as our Chief Executive Officer and President since 1996 and has also served on our board of directors since 1993. Mr. Podrebarac served as Executive Vice President from 1994 to 1996. From 1992 to 1994 Mr. Podrebarac served as a consultant to the Company. From 1991 to 1992 Mr. Podrebarac served as President of Alaska Falls Bottling Company, a bottled water company and a wholly-owned subsidiary of Liqui-box Corporation, a publicly-traded bottled water company. From 1982 to 1989 Mr. Podrebarac served as President of Ambrosia Premium Water Company, a bottled water company founded by Mr. Podrebarac.

         C. Wilbur Peters has served as a director since our inception in 1990. He has served as Chairman of the Board and Treasurer since 1993. From 1993 to 1996 Mr. Peters served as Chief Executive Officer and President. Mr. Peters was the founder, Chief Executive Officer and President of Minnesota Fabrics, Inc., a publicly-traded piece goods retail company which was acquired by Hancock Fabrics, Inc., a fabric retailer, in 1985. Since 1985 Mr. Peters has been President and director of CTF, Inc., a non-profit corporation that supports missionary activities.

         Larry C. Pratt has served as a director since our inception in 1990. He has served as Vice President and Secretary since 1993. Since 1989 Mr. Pratt has served as a venture consultant for C. Wilbur Peters in connection with Mr. Peters' private investments. From 1985 to 1989 Mr. Pratt served as Administrative Manager of Hancock Fabrics, Inc, a fabric retailer.

         Duane G. Hansen joined our board of directors in 1993. Mr. Hansen was Group Vice President of Minnesota Fabrics, Inc. at the time of its acquisition by Hancock Fabrics, Inc. in 1985 and continued as Vice President until his retirement in 1987. Since 1987 Mr. Hansen has been engaged in volunteer work and from 1991 to 1996 he served as York County (S.C.) Republican Chairman.

         Phil Divine joined our board of directors in 1993. Since February 2001, Mr. Divine has served as Director of Human Resources for Calvary Church, located in Matthews, North Carolina. From 1999 to 2001, Mr. Divine served as Director of Management Development and Training for Osprey Systems, Inc., an electronic commerce consulting firm. From 1997 to 1999 Mr. Divine served as Chief Information Officer for Osprey Systems. From 1996 to 1997 Mr. Divine served as Practice Manager for Osprey Systems. From 1995 to 1996 Mr. Divine was a consultant for Phil Divine, Inc., a management consulting firm.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information as of December 31, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering by:


                  - each person or group of affiliated persons we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

                  -        each director;

                  -        each executive officer; and

                  -        all directors and executive officers as a group.

The information about ownership was furnished to the Company by the indicated beneficial owners. All shares are owned directly and with sole voting and dispositive power except as otherwise noted.

                                                                         AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                TITLE OF CLASS       BENEFICIAL OWNERSHIP      PERCENT OF CLASS
------------------------------------                --------------       --------------------      ----------------

C. Wilbur Peters
2004 Valencia Terrace
Charlotte, NC 28226                                     Common               3,858,577(1)               19.3%

Donald R. Podrebarac
1154 Baron Road
Weddington, NC 28173                                    Common                 606,700(2)                3.5%

Larry C. Pratt
5001 Smith Farm Road
Matthews, NC 28104                                      Common                 364,888(3)                2.1%

Duane G. Hansen
1999 Candlewick Drive
Fort Mill, SC 29715                                     Common                   6,000(4)                 --(8)

Phil Divine
2235 Ramblewood Lane
Charlotte, NC 28210                                     Common                   6,000(5)                 --(8)

CTF, Inc.
2004 Valencia Terrace
Charlotte, NC 28226                                     Common               1,294,057(6)                7.4%

Bessie Peters
2004 Valencia Terrace
Charlotte, NC 28226                                     Common               1,294,057(7)                7.4%

All Directors and executive officers as a group
(5 persons)                                             Common               4,848,145(1)(2)(3)(4)(5)   23.5%

--------------------


(1) Includes 1,038,501 shares held by CTF, Inc. and 255,556 shares issuable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc. as well as 1,564,500 shares issuable upon conversion of 31,290 shares of

         Series B, Class B preferred stock and 1,000,000 shares subject to presently exercisable options owned directly by Mr. Peters. Mr. Peters and his wife, Bessie Peters, are the sole directors of CTF, Inc., a non-profit corporation. As such they have share power to vote and dispose of the shares owned by CTF, Inc.

(2) Includes 206,700 shares owned jointly by Mr. Podrebarac and his wife, Buntin S. Podrebarac, and 400,000 shares subject to presently exercisable options held by Mr. Podrebarac.

(3) Includes 300,000 shares subject to presently exercisable options held by Mr. Pratt.

(4) Includes 6,000 shares subject to presently exercisable options held by Mr. Hansen.

(5) Includes 6,000 shares subject to presently exercisable options held by Mr. Divine.

(6) Includes 255,556 shares obtainable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc.

(7) Includes 1,038,501 shares held by CTF, Inc. and 255,556 shares issuable upon conversion of 575,000 shares of Series A, Class B preferred stock owned by CTF, Inc. Mrs. Peters and her husband, C. Wilbur Peters, are the sole directors of CTF, Inc., a non-profit corporation. As such they have share power to vote and dispose of the shares owned by CTF, Inc.

(8)      Less than 1%.


                            SELLING SECURITY HOLDERS


         The following table sets forth information as of December 31, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering by each of the selling security holders. The information about ownership was furnished to the Company by the indicated beneficial owners. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky are the fund managers, have voting and investment control over the shares listed below owned by New Millennium Capital Partner II, LLC. Equilibrium Equity, LLC is a private investment fund that is owned and managed by its investors who share voting and investment control over the shares listed below owned by Equilibrium Equity, LLC.




                                                                  SHARES OF CLASS                       PERCENT OF
                                               SHARES OF CLASS     BEING OFFERED    SHARES OF CLASS    CLASS OWNED
NAME AND ADDRESS OF                TITLE OF    OWNED PRIOR TO       UNDER THIS       OWNED AFTER        AFTER THIS
SELLING SECURITY HOLDER             CLASS      THIS OFFERING(1)     PROSPECTUS      THIS OFFERING        OFFERING
-----------------------            --------    ----------------   ---------------   -------------      ------------

AJW Partners, LLC
155 First Street, Suite B
Mineola, NY 11501                   Common        6,591,768         6,591,768             --                --

New Millennium Capital
Partners II, LLC
155 First Street, Suite B
Mineola, NY 11501                   Common        6,591,768         6,591,768             --                --

Equilibrium Equity, LLC
155 First Street, Suite B
Mineola, NY 11501                   Common        1,373,715         1,373,715             --                --


--------------------

(1) The number of shares set forth in the table for the selling security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The estimated number of shares being offered by the selling security holders represents the 357,678 shares of restricted stock held by the selling security holders plus 250% of the minimum number of shares of common stock issuable to the selling security holders as of December 31, 2001 upon (i) full conversion of the balance of the debentures assuming all $302,802 of the balance of the debentures were converted and (ii) exercise of the warrants assuming all 633,129 warrants were exercised. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of our common stock. The actual number of shares of common stock described in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.


         Under the terms of the debentures and the related warrants, unless otherwise waived by the security holders, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling security holder exceeds the number of shares of common stock that the selling security holder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling security holder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

SERIES A PREFERRED STOCKHOLDERS RIGHT TO ELECT MAJORITY OF BOARD OF DIRECTORS

         Pursuant to the terms of our Certificate of Incorporation, if by June 30, 1996 we have not redeemed all outstanding shares of Series A, Class B preferred stock or if we fail to make two quarterly dividend payments in any one year on such shares, the holders of our shares of Series A, Class B preferred stock are entitled to elect a majority of our board of directors. Currently all of our outstanding shares of Series A, Class B preferred stock are owned by CTF, Inc., a non-profit corporation controlled by C. Wilbur Peters, chairman of our board. We have not redeemed any shares of our Series A, Class B preferred stock and have not made any quarterly dividend payments on such shares since June 1992. As a result, since January 1993 CTF, Inc. has been entitled to elect a majority of our board of directors. CTF, Inc. has elected a majority of our board of directors at each annual meeting we have held since 1993 and will continue to have the right to do so as long as it continues to hold a majority of our outstanding shares of Series A, Class B preferred stock.


                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.01 per share, 3,303,375 shares of Class A preferred stock, par value $.01 per share, and 1,000,000 shares of Class B preferred stock, par value $0.01 per share. Our Certificate of Incorporation provides that shares of Class B preferred stock may be issued in one or more series with relative rights, preferences and limitations as fixed by our board of directors. To date our board of directors has established two different series of shares of Class B preferred stock, denominated Series A, Class B preferred stock and Series B, Class B preferred stock, respectively. 575,000 shares of Series A, Class B preferred stock have been authorized, 31,290 shares of Series B,

Class B preferred stock have been authorized and 393,710 shares of Class B preferred stock remain undesignated and are available for issuance. As of December 31, 2001 we had 17,194,521 shares of common stock outstanding, 3,303,375 shares of Class A preferred stock outstanding, 575,000 shares of Series A, Class B preferred stock outstanding, and 31,290 shares of Series B, Class B preferred stock outstanding. As of December 31, 2001, we had reserved 1,820,056 shares of common stock for issuance upon conversion of our outstanding preferred stock, 3,032,125 shares of common stock for issuance upon exercise of stock options granted or available to be granted pursuant to our 1991 Stock Option Plan and 15,000,000 shares of common stock for issuance upon conversion of the debentures and exercise of the warrants held by the selling security holders.


VOTING RIGHTS

         Each holder of common stock is entitled to one vote per share on any matter requiring a shareholder vote. Our shares of common stock do not have cumulative voting rights in the election of directors, and directors are elected by a plurality of the votes cast for nominees for the positions to be filled by shareholder vote. Holders of shares of preferred stock have no general voting rights other than as required by law. If, however, by June 30, 1996 we have not redeemed all outstanding shares of Series A, Class B preferred stock or if we fail to make two quarterly dividend payments in any one year on such shares, the holders of our shares of Series A, Class B preferred stock are entitled to elect a majority of our board of directors. We have not redeemed any shares of our Series A, Class B preferred stock and have not made any quarterly dividend payments on such shares since June 1992. As a result, since January 1993 the sole holder of our shares of Series A, Class B Preferred stock, CTF, Inc., a non-profit corporation controlled by the chairman of our board, C. Wilbur Peters, has been entitled to elect a majority of our board of directors. CTF, Inc. will continue to have the right to elect a majority of our board of directors until we have redeemed all outstanding shares of our Series A, Class B preferred stock. Consequently, the holders of our shares of common stock are entitled to elect only two members of our five member board of directors.

DIVIDEND RIGHTS

         Holders of our shares of Class A preferred stock are not entitled to receive any dividends on such shares.

         Holders of our shares of Series A, Class B preferred stock are entitled to a cumulative quarterly dividend of 12% per year based on a per share value of $2.00 ("Series A, Class B Dividends"). Series A, Class B Dividends accrue on a daily basis whether or not declared and whether or not we have sufficient legally available funds to pay them. Series A, Class B Dividends are payable prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock.

         After all accrued Series A, Class B Dividends have been paid, holders of our Series B, Class B preferred stock are entitled to dividends of up to $12.00 per share per calendar year (noncumulative) as declared by our board of directors and prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock ("Series B, Class B Dividends").


         After payment of all accrued Series A, Class B Dividends and payment of $12.00 per share of Series B, Class B Dividends in a calendar year, and any preferred dividends declared on any other series of Class B preferred stock that may be designated in the future, holders of our shares of common stock are entitled to dividends as declared by our board of directors. The determination and declaration of dividends on our shares of Series B, Class B preferred stock and our shares of common stock is within the discretion of the board of directors subject to legal limitations and the contractual limitations set forth in the secured convertible debentures we issued to the selling security holders on February 23, 2001 and June 15, 2001. Such contractual limitations prohibit us from paying any dividends on our common stock without the consent of the holders of such debentures.

LIQUIDATION RIGHTS

         Upon our liquidation, holders of shares of our Series A, Class B preferred stock are entitled to a liquidation preference of $0.01 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Series A, Class B Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference, holders of our shares of Series B, Class B preferred stock are entitled to a liquidation preference of $10.00 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Series B, Class B Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference and the Series B, Class B Liquidation Preference, holders of our shares of Class A preferred stock are entitled to a liquidation preference of $.01 per share prior and in preference to any other distributions payable with respect to any other classes or series of our capital stock (the "Class A Liquidation Preference").

         Upon our liquidation and following payment of the Series A, Class B Liquidation Preference, the Series B, Class B Liquidation Preference and the Class A Liquidation Preference, and any liquidation preference on any other series of Class B preferred stock that may be designated in the future, our remaining assets are available for distribution to holders of our shares of common stock.

CONVERSION RIGHTS; COMPANY'S RIGHT TO REDEEM SHARES OF PREFERRED STOCK

         Our Certificate of Incorporation provides that, subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, each share of our Class A preferred stock is convertible at the holder's election into one share of our common stock. However, all 3,303,375 outstanding shares of our Class A preferred stock are currently being held in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") dated March 31, 1992 by and among us, all the original holders of outstanding shares of Class A preferred stock, J.W. Gant & Associates, Inc. (the underwriter for our 1992 initial public offering) and First Union National Bank ("Escrow Agent") under which the original holders have agreed that during the escrow period provided for in the Escrow Agreement, which is defined as the period from execution of the Escrow Agreement through the earlier of the release by the Escrow Agent of all the items held in escrow and the completion by the Company of its audited financial statements for the fiscal year ended April 30, 1997, they will not exercise any conversion rights with respect to the shares of Class A preferred stock held in escrow thereunder. Under the terms of the Escrow Agreement, the Escrow Agent was required to release the shares of Class A preferred stock held in escrow thereunder to the original holders only upon the Company's achieving certain performance targets during its first five full fiscal years following March 31, 1992. None of such performance targets were met. The Escrow Agreement further provided that following the Company's failure to meet such performance targets and the expiration of the escrow period, the Escrow Agent was to release the shares of Class A preferred stock held under the Escrow Agreement to the Company and the Company was to redeem such shares at par value ($.01 per share, or an aggregate of $33,034). As of March 2000 the shares of Class A preferred stock held under the Escrow Agreement had not yet been released to the Company. At the board meeting held March 7, 2000, our board of directors resolved that the Company should take action to cause all outstanding shares of Class A preferred stock to be released from escrow so that such shares may be redeemed by the Company pursuant to the terms of the Escrow Agreement or on such other terms as may be agreed upon between the Company and the original holders of the Class A preferred stock. Since such time we have contacted the Escrow Agent to ask that the certificates representing the outstanding shares of Class A preferred stock be returned to us. Through October 2001 the Escrow Agent has been unable to locate the certificates and they have not been returned to us. As a result, we have been unable to complete the redemption of the Class A preferred stock. The Escrow Agent has offered to post a surety bond so that we may reissue certificates for the outstanding shares of Class A preferred stock and then redeem such shares as described above. This surety bond would ensure that any damages resulting from the loss of the Class A preferred stock certificates is borne by the Escrow Agent and not the Company. After this surety bond is issued we plan to reissue certificates for the outstanding shares of Class A preferred stock and then redeem such shares as described above. The original holders of the Class A preferred stock include CTF, Inc. (a non-profit corporation of which Mr. Peters and his wife are the sole directors) and Mr. Pratt, who hold 1,156,182 and 165,169 shares, respectively, of the Class A preferred stock. The shares of Class A preferred stock held under the Escrow Agreement have not yet been released to the Company, remain outstanding and are still subject to redemption by the Company. The aggregate redemption price of $33,034 is reflected as a liability on the Company's balance sheet as of September 30, 2001.

         Subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, each share of our Series A, Class B preferred stock is convertible at the holder's election into four-ninths (4/9) of a share of our common stock (or an aggregate of 255,556 shares of common stock). Subject to adjustment for stock dividends, subdivisions, combinations, reorganizations and reclassifications, each share of our Series B, Class B preferred stock is convertible at the holder's election into fifty shares of our common stock (or an aggregate of 1,564,500 shares of common stock).

         At any time, we may redeem all outstanding shares of our Series A, Class B preferred stock for $2.00 per share (or an aggregate of $1,150,000). At any time, we may redeem all outstanding shares of our Series B, Class B preferred stock for $100.00 per share (or an aggregate of $3,129,000), provided we have paid all declared dividends on the Series B, Class B preferred stock.

NO PREEMPTIVE RIGHTS

         Holders of the shares of capital stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when we offer additional shares for sale.

DESCRIPTION OF SECURED CONVERTIBLE DEBENTURES AND WARRANTS


         The securities being offered by the selling security holders consist of shares of common stock that have already been issued or are issuable upon the conversion of the remaining balance of the $450,000 of 12% secured convertible debentures and upon the exercise of warrants that we issued in private placements on February 23, 2001 and June 15, 2001. As originally issued the debentures were convertible into common stock at a conversion price equal to the lesser of $0.278, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. As a result of certain antidilution adjustments, as of December 31, 2001 the remaining $302,802 balance of the debentures was convertible into common stock at a conversion price equal to the lesser of $0.06, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. Similarly, as a result of certain antidilution adjustments, the warrants, which were originally exercisable for a three year period for an aggregate of 300,000 shares of our common stock at an initial exercise price equal to the lesser of $0.229 and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise, as of December 31, 2001 were exercisable for an aggregate of 633,129 shares of our common stock at an exercise price equal to the lesser of $0.11, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.

         In connection with the sale of the debentures we entered into a security agreement with the selling security holders to secure the payment obligations under the debentures. This agreement grants the selling security holders a first priority security interest in all of our tangible and intangible property which includes all of our goods, inventory, contract, rights, receivables, patents, trademarks and copyrights. As a result, if we default upon the repayment terms of the debentures, our assets would become subject to foreclosure and it could be very difficult to remain a going concern.

         The debentures provide that they may not be converted into common stock, nor may the holder receive shares in payment of interest, if the debenture holder and any affiliate would, as a result, beneficially own more than 4.9% of our company's issued and outstanding shares of common stock. However, this limitation can be waived by the holder as to itself, in its sole discretion, by giving 30 days' prior notice to us. The conversion limitations do not preclude a holder from converting and selling all or a portion of the outstanding principal amount of the debentures that would result in the beneficial ownership by such holder of less than 4.9% of the shares of common stock then outstanding, and thereafter converting and selling an additional similar portion of its holdings. In this manner such holder could over time receive and sell a number of shares of common stock in excess of 4.9% of the shares of common stock outstanding while never beneficially owning more than 4.9% at any one time and without ever having waived the 4.9% restriction described above.


         The number of shares being offered by the selling security holders represents the 357,678 shares of restricted stock held by the selling security holders plus 250% of the minimum number of shares of common stock issuable to the selling security holders as of December 31, 2001 upon (i) full conversion of the balance of the debentures assuming all $302,802 of the balance was converted and (ii) exercise of the warrants assuming all 633,129 warrants were exercised. Because the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will then be issued in respect of such conversions or interest payments and, consequently, offered for sale under the registration statement of which this prospectus is a part, cannot be determined at this time. We have contractually agreed to include herein all shares of common stock issuable upon conversion of the debentures, payment of interest thereunder and exercise of the warrants issued to the selling security holders.


         The registration statement of which this prospectus is a part does not cover the sale or other transfer of the debentures or warrants. If a selling security holder transfers its debentures or warrants, the transferee of the debentures or warrants may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us. For the period a holder holds our debentures or warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the debentures or exercise of the warrants. The holders of the debentures and warrants may be expected to convert their debentures or exercise their warrants when the conversion or exercise price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the debentures or warrants remain outstanding may be adversely affected.

         In connection with the sale of the secured convertible debentures and the warrants, C. Wilbur Peters, our largest stockholder and chairman of our board, executed a lock-up agreement with the selling security holders. The lock-up agreement prohibits Mr. Peters from selling or otherwise transferring any shares of common stock which he owns or of which he otherwise has the ability to transfer until February 21, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Since our inception our primary lender has been C. Wilbur Peters, chairman of our board, or entities controlled by Mr. Peters. As of June 30, 1999 our total indebtedness to Mr. Peters for money borrowed and for accrued and unpaid amounts due under equipment leases was approximately $5,180,000. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him. On November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him and title to certain equipment being leased by the Company from him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters. On July 1, 1999, we established a line of credit with Mr. Peters in the amount of $750,000 evidenced by a promissory note bearing interest at the LIBOR Market Index Rate plus 1.50%, due and payable on June 30, 2001. On February 21, 2001, Mr. Peters executed an amendment to the promissory note extending its term to February 23, 2003. On October 22, 2001 Mr. Peters executed another amendment to the promissory note under which Mr. Peters agreed to accept prepayments on the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. At December 31, 2001 and after taking into account approximately $303,000 of principal payments we made on the note during 2001, the outstanding balance of that note was approximately $762,319. In each of 2001 and 2000 interest paid on this note was $38,809 and $24,097, respectively. Pursuant to a promissory note dated September 1, 1992 on such date we borrowed $400,000 from CTF, Inc., a non-profit corporation controlled by Mr. Peters. This note was originally payable in full on May 9, 1993. On February 21, 2001, CTF, Inc. executed an amendment to this note extending its term to February 23, 2003. On July 1, 2001 CTF, Inc. executed another amendment to the promissory note under which CTF, Inc. agreed to accept prepayments on the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. This note bears interest at prime plus 2%. At December 31, 2001 and after taking into account approximately $400,000 of principal payments we made on the note during 2001, the outstanding balance of that note was approximately $47,552. In each of 2001 and 2000 interest paid on this note was $32,464 and $43,183, respectively. Additionally, during the first quarter of 2001 CTF, Inc. made total demand loans to the Company of $117,748. We have repaid in full all such demand loans.



                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We have agreed to indemnify the selling security holders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the selling security holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

         The Company was incorporated in North Carolina in January 1990. On December 23, 1991 the Company merged into a Delaware corporation bearing the same name as a result of which the Company became a Delaware corporation.

         We do business under the name American Water Service and sell a variety of water treatment and testing products and services, including home water test kits, water treatment equipment and high purity drinking water vended from machines placed at retail locations.

         We began as a manufacturer and distributor of two proprietary drinking water programs: The Drinking Water Machine(TM) and The Raindrop Shoppe(TM). The Drinking Water Machine(TM) was the first in-store water bottling program for grocery stores. The Raindrop Shoppe(TM) provided consumers with an in-store Water vending program.

         In April 1992, we consummated an initial public offering of our shares of common stock at $3.25 per share. During the first twelve months of trading on the Nasdaq Stock Market our stock price fell to $.25 per share. The following year operational losses completely depleted all cash raised from the initial public offering.

         In March 1993, the chairman of our board, C. Wilbur Peters, made changes in management personnel, personally assumed the role of president and chief executive officer and began funding the Company's operations using his own financial resources. Soon thereafter, the Company halted placements of the unprofitable Drinking Water Machine(TM) and Raindrop Shoppe(TM) and began installing self-serve coin-operated water vending machines on revenue Share programs with retailers. In connection with this shift in focus towards a more conventional business model we began using the name "American Water Service" in our dealings with customers and suppliers. However, we have always used our full corporate name in our dealings with our shareholders and the investment community in general.

         In March 1994, our common stock, trading as low as $.04 per share, ceased to be traded on the Nasdaq Stock Market. Since then it has been traded on the Nasdaq OTC Bulletin Board. Vending machine installations continued to grow, however, and in 1994 we began selling water treatment equipment for home and commercial use.

         In 1995 we began developing a line of home water test kits designed to enable consumers to test the safety and quality of their home's tap water. In late 1996 we launched the first of our PurTest(R) line of home water testing products, our PurTest(R) Bacteria test kit. By the fall of 1997 we had a comprehensive home water test kit product line on the market. Since then, because we believe the continued development of our PurTest(R) line of products offers the best opportunity to grow our business, it has been our primary focus.

WATER TESTING PRODUCTS

         We are currently the only U.S. provider of a comprehensive set of home water test kits. Our PurTest(R) line of test kits includes: PurTest(R) Bacteria, Nitrate, Nitrite; PurTest(R) Lead; PurTest(R) Iron Hardness Plus; PurTest(R) Pesticide; PurTest(R) Arsenic; PurTest(R) Arsenic and PurTest(R) Home Water Analysis Kit.

         Concern with the safety of water is growing in the United States as well as in other countries. According to a recent study conducted by the Water Quality Association, a water industry group, many Americans are concerned about their water and want to know more about what is in their water. In the United States there are over 16 million private drinking wells which the Environmental Protection Agency (the "EPA") recommends be tested annually for nitrates and coliform bacteria and more frequently for pesticides if a problem is suspected. We developed our PurTest(R) line of home water test kits to provide people concerned with the safety of their water with an alternative to laboratory testing:

         - Our PurTest(R) Bacteria, Nitrate, Nitrite test kit utilizes EPA based methods to determine the absence or presence of coliform bacteria and instantly shows whether or not water is above or below the EPA safe standards for nitrates or nitrites. This test kit typically retails for around $13.00.

         - Our PurTest(R) Pesticide test kit tests for 13 triazine elements and produces results in less than eight minutes. This test kit typically retails for around $13.00.

         - Our PurTest(R) Iron Hardness Plus test kit instantly tests for eight items including iron, hardness, copper, nitrates, nitrites, chlorine, water pH, and alkalinity. This test kit typically retails for around $6.00.

         - Our PurTest(R) Lead test kit detects lead down to the EPA safe standard of 15 ppb (parts per billion) and produces results in less than one hour. This test kit typically retails for around $15.00.

         - Our PurTest(R) Arsenic test kit detects arsenic down to the World Health Organization safe standard of 10 ppb (parts per billion) and produces results in minutes. This test kit typically retails for around $13.00.

         - Our PurTest(R) MTBE test kit detects this gasoline additive down to a standard of 15 ppb (parts per billion). The test typically retails for around $15.

         - Our comprehensive PurTest(R) Home Water Analysis kit includes the Bacteria, Nitrate, Nitrite kit, Iron Hardness Plus kit, and Lead test kit, allowing the user to screen water for 12 contaminants and conditions without needing to use a laboratory. This comprehensive test kit typically retails for around $30.00.

         We market our PurTest(R) line of products as a quick and inexpensive alternative to laboratory testing. Recommended uses include initial and regular follow-up testing to ensure continued water safety as well as testing following the installation of water treatment products to verify treatment effectiveness. Each of our test kits includes a toll-free number the customer can call to obtain free advice from our trained employees regarding water safety and available water treatment products.

         PurTest(R) water testing products are available through our website (www.purtest.com) and nationwide at retailers including Ace Hardware, Do It Best, Lowe's, Menards, Meijers and many Home Depots, as well as water treatment dealers, water well drillers and other independent retailers and building centers. Through various international distributors, PurTest(R) water testing products are sold internationally in 18 countries.

         We manufacture some component parts for PurTest(R) products ourselves. Other components are manufactured for us to our specifications by various suppliers. The principal active components are test strips, chemicals and powders designed to react with samples. The test strips, chemicals and powders contain compounds that cause the test strip or sample to change color to indicate the amount of the items being tested that is contained in the sample.

         Some of these test strips, chemicals and powders are supplied to us on an exclusive basis pursuant to marketing and manufacturing agreements we have entered into with each of Strategic Diagnostics, Inc., ASC Laboratories, Inc., Universal Supplements Corp. and LaMotte Company which prohibit the supplier from selling them to other manufacturers or directly to consumers. We consider such exclusive arrangements to be important because of the time and effort invested in locating such suppliers, developing specifications and coordinating product development with such suppliers, and to keep competitors from obtaining the benefit of our product development work without making such investment themselves. We have one contract with a supplier of test strips which has a five-year term expiring in July 2004 and which automatically renews for one year terms unless it is terminated at least 60 days prior to its expiration. The remaining three contracts, each with a supplier of powder, are intended to be long-term but permit the supplier to terminate on 120 days notice. However, if any such contract is so terminated the supplier is required to provide us with all technical information necessary for us to either produce the powder ourselves, or have another supplier produce the powder for us.

         All component parts we use, including those supplied to us on an exclusive basis, can be purchased from other manufacturers. We believe the arrangements we have developed with our suppliers are adequate to meet our current needs and that if any of these arrangement were terminated, under the termination provisions of the contracts we would be able to find acceptable alternative suppliers in time to avoid significant disruption of our business. We assemble and package the final product at our facilities in Matthews, North Carolina.

WATER TREATMENT EQUIPMENT AND SERVICES

         We also sell and service water treatment products for both home and office use. Our Puritron(TM) unit utilizes reverse osmosis technology to produce high purity drinking water at a location's primary drinking water faucet by filtering out contaminants such as dirt, sediment, dissolved solids, viruses, organic molecules, pesticides and chlorine. We sell Puritron(TM) units at wholesale to water treatment dealers for about $250 and will sell a unit to a retail customer with installation for around $600. We also offer Puritron(TM) service plans to customers for $20 to $30 per month. All new Puritron(TM) Units we sell to consumers come with a five year limited warranty.

         Our PurGuard(R) unit utilizes ultraviolet technology to treat bacteria in water and is designed to treat water at its entry point into a household so that treated water is available throughout the household. We sell PurGuard(R) units at wholesale to water treatment dealers for between $200 and $300 and will sell a unit to a retail customer with installation for between $600 and $800. We also offer PurGuard(r) service plans to customers for $19.95 per month. All new PurGuard(R) units we sell come with a seven year limited warranty.

         We also offer a complete line of point of entry water treatment products including among other items softeners, neutralizers and iron filters and sell other water treatment products including replacement bulbs and filters and American Aqua(R) brand counter-top and shower head filtration products. We offer financing on the installed water treatment products we sell to customers with satisfactory credit ratings.

         On a parts and labor basis, within the greater Charlotte, North Carolina region we service all water treatment products we sell as well as all other water treatment products available on the market.

         Because we install and service most water treatment units we sell directly, our retail water treatment equipment business is limited geographically primarily to the greater Charlotte, North Carolina region. However, our full line of water treatment products is available for purchase though our website and our PurGuard(R) line of products is sold nationwide by Lowe's and by many water treatment dealers.

         We assemble some of our water treatment units at our facilities in Matthews, North Carolina. Other units are built for us to our specifications by various suppliers. We believe other sources of supply for such products are available and therefore do not believe the loss of any one of our current suppliers would have a material adverse effect on our operations.

VENDING MACHINES AND MISTING SYSTEMS

         We also sell drinking water dispensed to consumers through self-service vending machines as well as high purity water used by grocery stores in produce-misting systems. Our vending machines dispense high quality, low priced drinking water under the brand name "America's Purist Water." We charge between $.25 and $.40 per gallon for water dispensed by our machines.

         We place our vending machines inside or outside retail stores and have revenue sharing arrangements with the stores. Establishments with whom we have such agreements include K-Mart, Harris Teeter, Kroger, Winn Dixie and Family Dollar. In some locations, in addition to vending water to consumers, our machines are used to purify water used in produce-misting systems we maintain for grocers. In other locations, we place machines used solely to provide water for produce-misting systems.

         Our vending machines utilize a combination of reverse osmosis, activated carbon, sediment filtration and/or ultra violet disinfection to process and treat water.


         We had over 100 vending and misting units in operation as of December 31, 2001 placed in various locations in North Carolina, South Carolina, Tennessee, Virginia and West Virginia.


         Our water vending and misting units are built for us to our specifications by various suppliers. We believe other sources of supply are available and therefore do not believe the loss of any one of our current suppliers would have a material adverse effect on our operations.

MAJOR CUSTOMERS

         Sales to Lowe's and Kroger comprised approximately 16% and 10% respectively of our total 2000 sales. Sales to Menards, Lowe's and Kroger comprised approximately 18%, 13% and 13% respectively of our total 1999 sales. We do not have any contracts with any of our major customers.

COMPETITION

         While there are various companies that offer home water testing kits that compete directly with one or more of our individual PurTest(R) products, our PurTest(R) product line is the most comprehensive set of home water test kits available to U.S. retailers and consumers. Because we are able to offer retailers the ability to purchase a comprehensive line of products from a single supplier we believe retailers are more likely to purchase product from us so they may avoid having to deal with multiple suppliers. By adding to their product offerings, however, other firms could develop similarly comprehensive lines of products. Also, companies not currently involved in the home water test kit market could enter it by developing competing lines of products. Potential competitors could include larger companies which have greater financial, development, marketing and distribution resources than we do.

         In addition, laboratory testing which is available nationwide competes directly with our water test kit business. In many locations, laboratory testing is offered by health departments and other governmental agencies or by local commercial laboratories that will test water for a fee. There are also a number of laboratories that offer mail-order water testing services. In many areas water treatment equipment dealers offer free home water testing as a part of their marketing efforts.

         We believe our home water test kits offer significant competitive advantages over laboratory testing. Our test kits are generally less expensive than other available testing services and are also more convenient since the user performs the test right at the source without needing to bring or mail a sample to a laboratory or schedule an appointment with a technician. Our PurTest(R) products also generally produce results much more quickly than laboratory alternatives. Because PurTest(R) products are utilized at the home there is no danger of sample contamination as can happen when samples are sent through the mail to laboratories. Also, users of our PurTest(R) products, unlike users of the free water testing performed by water treatment dealers, can quickly and inexpensively test their water without being subject to any unwanted sales pitch.

         The water treatment industry is highly competitive. Our water treatment equipment business competes with many local, regional and national water treatment dealers and their franchisees. Some of our competitors are larger companies which have significantly greater resources than we do. We believe that because our current supply arrangements are favorable we are able to offer more competitive prices on our water treatment products than many of our competitors and that our PurGuard(R) unit features technology superior to that of many competing products. We also believe our ability to service all makes and models of water treatment equipment gives us a competitive advantage over many other water treatment equipment servicers.


         Our water vending business competes in the non-sparkling segment of the highly competitive bottled water market with companies that deliver water to homes and offices, off-the-shelf marketers and other vending machine operators as well as with water treatment products similar to our Puritron(TM) and PurGuard(R) units available on the market. Many of our vending business's competitors, including water vending companies like Glacier Water Services (Glacier), as well as bottled water companies like the Perrier Group (Poland Spring), have significantly greater resources than we do. In addition, there are a number of smaller companies that place water vending machines in territories we serve and compete directly with our vending business. Because our vending business's primary competitive advantage over water delivery services and off-the-shelf marketers is price, a substantial decline in the price of either delivered or off-the-shelf bottled water could adversely affect the demand for water dispensed from our vending machines.


REGULATION

         The water industry is subject to a variety of federal, state and local laws and regulations. Various state laws and regulations require us to obtain licenses for our vending machines, pay annual license and inspection fees, comply with certain detailed design and quality standards regarding our vending machines and our vended water, and continuously control the quality of our vended water. In some states our vending machines are subject to routine and random state-conducted regulatory quality inspections. Installation of our water treatment products is generally subject to local plumbing codes. Although we believe we are operating in substantial compliance with these laws and regulations, they and their interpretations and enforcement are subject to change. Our water testing products are not currently subject to any governmental regulation. There can be no assurance that additional or more stringent requirements will not be imposed on our operations in the future. Failure to comply with such current or future laws and regulations could result in the imposition of fines, a temporary shutdown of our vending operations, the loss of certification to sell our vended water or, even in the absence of governmental action, a reduction in our profit margins based on increases in licensing or inspection fees payable by us or other additional compliance costs.

EMPLOYEES


         As of December 31, 2001, we had a total of 14 full-time employees and two part-time employees. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion should be read in conjunction with the Company's Financial Statements and the related notes thereto attached hereto beginning at page F-1.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001

         Revenues from operations for the first nine months of 2001 increased 7% to $1,376,067 from $1,289,889 for the first nine months of 2000. The increase in operating revenues was primarily the result of a 19% increase in sales of our PurTest(R) line of products, which grew from $722,161 in the first nine months of 2000 to $862,640 in the first nine months of 2001. Sales of our PurTest(R) products improved principally (1) as a result of receiving a large initial order for $200,000 of test strips during the second quarter of 2001 and (2) in response to a telemarketing program we launched in late 2000 and which succeeded in increasing reorders from chain stores like Lowes, Ace Hardware and Do-it-Best. Also contributing to the improvement in operating revenues was an increase in revenues from the sale and service of water treatment equipment which were up 2% from $336,881 in the first nine months of 2000 to $343,640 in the first nine months of 2001, mitigated by a decrease in revenues from our water vending and misting operations down 26% from $230,847 in the first nine months of 2000 to $169,787 in the first nine months of 2001. Revenues from water vending and misting operations were down chiefly as a result of a shift in focus and resources toward development of our PurTest(R) line of products.

         Gross margin was 36% in the first nine months of 2001 compared to 29% in the first nine months of 2000.


         Largely as a result of an increase in professional fees, which were primarily associated with our being a public reporting company and our exploration of additional financing sources (see discussion below under LIQUIDITY AND CAPITAL RESOURCES) and which includes approximately $152,600 in non-cash charges resulting from the issuance of stock and options to various consultants and totaled $418,156 in the first nine months of 2001, up from $160,571 in the first nine months of 2000, loss from operations only was $606,871 in the first nine months of 2001 compared to a loss of $516,205 in the first nine months of 2000. We anticipate incurring an even higher level of professional fees in the last quarter of 2001 and the first quarter of 2002 associated primarily with our defense of the various governmental investigations and related litigation concerning our efforts to develop PurTest(R) Anthrax Test and our potential violation of insider trading laws (see discussion below under PURTEST(R) ANTHRAX TEST). As reflected in the notes to our financial statements as of September 30, 2001, we have estimated that we will incur approximately $240,000 of legal expenses during the six month period beginning on October 1, 2001 related to these investigations and related litigation. We plan to expense such costs on our financial statements for the quarter ended December 31, 2001.

         In February and June 2001 we issued to the selling security holders $450,000 of convertible debentures and warrants to purchase an aggregate of 300,000 shares of common stock (see discussion below under LIQUIDITY AND CAPITAL RESOURCES). Upon the conversion of the debentures and the exercise of the warrants the selling security holders may acquire shares of our common stock at a discount below the fair market value of such shares. Due to the preferential conversion feature of the debentures and the below fair market value exercise price of the warrants, we have recorded $450,000 of interest expense and additional paid in capital in the first nine months of 2001. This debt issuance cost represents the value attributed to the conversion feature of the debentures and the warrants, and it has been limited to the amount of the proceeds allocated to the securities.


         Primarily as a result of the $450,000 in interest expense we recorded in connection with the issuance of debentures as described above and our incurring substantial professional fees associated with this transaction, net loss for the first nine months of 2001 was $1,120,064, compared to net loss for the first nine months of 2000 of $567,662.

PurTest(R) Anthrax Test


         In October 2001 we announced that we were developing a home testing kit for the anthrax bacteria. Soon after we made a public announcement concerning our efforts to develop this product, each of the Federal Trade Commission and the North Carolina Department of Justice's Consumer Protection Division opened an investigation regarding these efforts and each of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. opened an investigation regarding these efforts and into potential unlawful insider trading in our common stock. Each of these investigations is currently pending. On November 30, 2001 the FTC informed us that it was planning to file a complaint in federal court seeking an injunction to prevent us from marketing the anthrax test kit. We have agreed with the FTC on the form of a consent order which should resolve this matter and which we expect to be entered in January 2002. This consent order prohibits us from marketing PurTest(R) Anthrax test or any similar product or other biohazard test or device unless we possess competent scientific evidence substantiating its efficacy. On December 4, 2001 the SEC staff informed us that it has recommended to the SEC that it file a civil enforcement action against us and Donald R. Podrebarac, our chief executive officer, for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The remedies the SEC staff is considering recommending that the SEC seek include an injunction requiring us to not violate the securities laws in the future, fines and an order preventing Mr. Podrebarac from working for a public company, which would include the Company. In addition, the U.S. Attorneys Office for the Southern District of New York has opened an investigation into whether our efforts to develop and market PurTest Anthrax(R) Test were part of a fraudulent criminal scheme as well as into whether or not we may have violated various federal securities laws. On November 29, 2001 the FBI executed a search warrant at our offices in connection with this investigation. As of January 11, 2002, no indictments had been issued but it is possible that either Mr. Podrebarac or the Company or both may be indicted in connection with this investigation. These investigations and related litigation will be very costly to defend and we might not have sufficient resources to mount successful defenses.

         Given the concerns raised by the SEC, the NASD, the FTC and the U.S. Attorneys Office and pursuant to an agreement we have reached with the FTC we have suspended our efforts to market PurTest(R) Anthrax Test. Additionally, our concentration in focus during the fourth quarter of 2001 on our attempts to get PurTest(R) Anthrax Test to market and disruptions caused by the FBI's seizure of many of our files and our computers will negatively impact sales for the quarter. Similarly, there has been considerable negative publicity concerning our efforts to develop PurTest(R) Anthrax Test and the related governmental investigations and related litigation which may negatively impact sales in the fourth quarter of 2001 and possibly into 2002. As a result, we expect sales in the last quarter of 2001 and the first quarter of 2002 to be lower than sales in the previous year quarters. Since we have incurred substantial expenses in connection with our efforts to develop PurTest(R) Anthrax Test and have incurred and will incur substantial expenses in connection with these governmental investigations we expect that operating loss for the last quarter of 2001 and the first quarter of 2002 will increase significantly compared to the previous year quarters.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31,
2000

         Increasing sales of our PurTest(R) line of products by increasing our distribution network and developing our product line was our primary focus in 1999 and 2000. We sought to increase sales primarily by developing relationships with regional chain stores like Meijers which began selling PurTest(R) products in the summer of 1999 and national chain stores like Menards, which began selling PurTest(R) products in September 1999. We also sought to increase consumer awareness of PurTest(R) products by obtaining endorsements from organizations like the American Quality Institute, which awarded the PurTest(R) product line its "Consumer Product Award" for 1999 and 2000, and "Today's

Homeowner" magazine which selected our PurTest(R) product line as one of its "Best New Products for 1999."

         Revenues from operations for 2000 decreased 15% to $1,658,035 from $1,947,021 in 1999. The decrease in operating revenues was primarily the result of a 21% decrease in sales of our PurTest(R) line of products, which fell from $1,196,090 in 1999 to $950,621 in 2000. Sales of our PurTest(R) products declined principally because in the third quarter of 1999 we had a large initial PurTest(R) order from a national chain store of $362,261, whereas in 2000 we did not receive any similar orders. Reorders for PurTest(R) products from existing customers rose to approximately $800,000 in 2000 from approximately $650,000 in 1999. Revenues from the sales and service of water treatment equipment increased 4.4% from $411,563 in 1999 to $429,847 in 2000. Due chiefly to a shift in focus and resources toward development of our PurTest(R) line of products, revenues from our water vending and misting operations decreased 18% from $339,367 in 1999 to $277,569 in 2000.

         Primarily as a result of the decrease in sales of PurTest(R) products in 2000, gross margin decreased to 28% from 32% in 1999.

         Loss from operations increased to $722,456 in 2000 from $431,572 in 1999. Expense items contributing to this loss included payroll costs of $389,017 up 11% from $351,961 in 1999; sales and marketing costs for our PurTest(R) line totaling $256,326 in 2000, down 16% from $304,936 in 1999; and professional fees, primarily associated with our filing of a registration statement on Form 10-SB to register our common stock under the Securities Exchange Act of 1934 and our exploration of additional financing sources which were $216,712 in 2000, up from $91,161 in 1999. We anticipate incurring a relatively high level of professional fees associated with our being a public reporting company.

         Net loss for 2000 was $793,761, compared to a net loss of $795,119 in 1999. Net loss was impacted by an increase in loss from operations which was $722,456 in 2000 compared to $431,572 in 1999 mitigated by a decrease in interest expense from $369,951 in 1999 to $77,329 in 2000. Interest expense was reduced as a result of the elimination during 1999 of debt owed to C. Wilbur Peters, Chairman of our board. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him and on November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters.

LIQUIDITY AND CAPITAL RESOURCES


         We have incurred operating losses each year since our inception. Through 2000 C. Wilbur Peters, chairman of our board, or entities controlled by Mr. Peters have funded our operations by lending money to us and by leasing equipment to us used in our business. As of June 30, 1999 our total indebtedness to Mr. Peters for money borrowed and for accrued and unpaid amounts due under equipment leases was approximately $5,180,000. On June 30, 1999 Mr. Peters forgave approximately $2,150,000 of our debt to him and on November 5, 1999 Mr. Peters released and discharged the balance due on our $3,035,535 promissory note to him in exchange for our issuing 31,290 shares of our Series B, Class B preferred stock to Mr. Peters. On July 1, 1999, we established a line of credit with Mr. Peters in the amount of $750,000 evidenced by a promissory note bearing interest at the LIBOR Market Index Rate plus 1.50%, due and payable on June 30, 2001. On February 21, 2001, Mr. Peters executed an amendment to the promissory note extending its term to February 23, 2003. On October 22, 2001 Mr. Peters executed another amendment to the promissory note under which Mr. Peters agreed to accept prepayments on the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. At December 31, 2001, the outstanding balance of that note was approximately $762,319. Pursuant to a promissory note dated September 1, 1992 on such date we borrowed $400,000 from CTF, Inc., a non-profit corporation controlled by Mr. Peters. This note was originally payable in full on May 9, 1993. On February 21, 2001, CTF, Inc. executed an amendment to this note extending its term to February 23, 2003. On July 1, 2001 CTF, Inc. executed another amendment to the promissory note under which CTF, Inc. agreed to accept prepayments on the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. This note bears interest at prime plus 2%. At December 31, 2001, the outstanding balance of that note was approximately $47,552.

         Pursuant to a Securities Purchase Agreement dated February 23, 2001, on February 23, 2001 we received a $225,000 investment from the selling security holders through the issuance of $225,000 aggregate principal amount of 12% Secured Convertible Debentures due February 23, 2002 and on June 15, 2001 we received an additional $225,000 investment from the selling security holders through the issuance of $225,000 aggregate principal amount of 12% Secured Convertible Debentures due June 15, 2002. As of December 31, 2001 these debentures were convertible into shares of our common stock at a conversion price of the lesser of $0.06, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. In connection with the sale of the debentures we also issued to the selling security holders three-year warrants which as of December 31, 2001 were exercisable for an aggregate of 633,129 shares of common stock at an exercise price equal to the lesser of $0.11, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.

         As of December 31, 2001 and including accrued interest, the selling security holders held a total of approximately $69,919 of secured convertible debentures which are payable in full on February 23, 2002 and $232,883 of secured convertible debentures which are payable in full on June 15, 2002. As of December 31, 2001 these debentures were convertible into a minimum of 5,046,700 ($302,802/$0.06) shares of common stock. Assuming that as of December 31, 2001 the debentures were fully converted and all 633,129 of the warrants were fully exercised, and including 357,678 shares of restricted stock held by the selling security holders, the selling security holders would hold 6,037,507 shares of common stock, which would represent approximately 26% of our total outstanding shares.

         On November 29, 2001 we received notices of default from each of the selling security holders claiming that because we had failed to continuously maintain an effective registration statement covering the securities being registered pursuant to the registration statement of which this prospectus is a part we were in default under the debentures. Upon the occurrence of a default under the debentures the selling security holders are entitled to cause the debentures to become immediately due and payable in an amount equal to the greater of (i) 130% of the outstanding principal and interest on the debentures and (ii) the number of shares obtainable upon exercise of the outstanding principal and interest on the debentures, treating the date of payment as the conversion date, times the highest closing price for our common stock during the period beginning on the date of the default through the date of payment. To date the selling security holders have not invoked this acceleration right but they may do so at any time.


         If the selling security holders do not convert substantially all of the outstanding principal and interest on the debentures and demand payment thereunder we would not likely have sufficient funds to meet our payment obligations and we could be forced into bankruptcy. The debentures held by the selling security holders are secured by all of the Company's assets and intellectual property. If we default upon the repayment terms of the debentures, our assets would become subject to foreclosure and it would likely be impossible to remain a going concern.

         In October 2001 we raised $627,500 through the private placement of 8,682,767 shares of common stock. We used the proceeds from the sale of these securities to pay down the balance on our notes to Mr. Peters and CTF, Inc. Pursuant to the amendments to these notes described above, Mr. Peters and CTF, Inc. are required to re-lend to us on demand through February 23, 2003 the amount of the payments we made on these notes. During the first half of November 2001 we raised an additional $62,500 through the private placement of an additional 844,595 shares of common stock.


         Net cash used by operating activities was $386,092 in the first nine months of 2001 and $538,729 in the first nine months of 2000. In all such periods cash to fund such negative cash flows was obtained from the financing arrangements described above. We expect large negative cash flows from our operations in the last quarter of 2001 and the first quarter of 2002 and do not expect positive cash flows from our operations during 2002. We expect to require additional financing to fund our operations at some point during spring of 2002 and, to the extent that the secured convertible debentures have not been converted into shares of our common stock, we will require additional financing to repay the debentures when due, whether upon acceleration or at maturity. As of January 11, 2002 we did not have any commitments for additional funding. We intend to explore various financing alternatives, including the sale of convertible debt securities and the private placement of our equity securities. No assurance can be given, however, that additional funds will be available when needed. If we are unable to obtain necessary financing our financial condition and results of operations would be materially adversely affected and in order to continue as a going concern we might be required to substantially reduce expenses by among other things curtailing our efforts to increase sales of our PurTest(R) and PurGuard(R) product lines and by deregistering under the Securities Exchange Act in order to terminate Our reporting obligations thereunder. If for any reason any such efforts to reduce expenses prove insufficient we might not be able to continue to fund our operations.


                             DESCRIPTION OF PROPERTY

         Our principal office and operating facilities are located in Matthews, North Carolina, in a building that we lease. The building, which contains approximately 2,300 square feet of office and 10,700 square feet of warehouse space, is in good condition. Our lease is for a term ending March 31, 2002, subject to extension at our option for an additional two years, at a monthly rate of $3,400. We believe that our current facilities will be adequate to meet our needs for the foreseeable future and that suitable additional or alternative space will be available if needed.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         As of December 31, 2001 we had issued and outstanding 17,194,521 shares of common stock held by approximately 186 holders of record.


         From March 1994 through May 2000 our common stock was quoted on the Nasdaq OTC Bulletin Board under the symbol "VLPI". From May 2000 through September 2000 our common stock was quoted in the "pink sheets" maintained by the National Quotation Bureau, LLC. Since September 2000 our common stock has been quoted on the Nasdaq OTC Bulletin Board. The range of high and low sales prices for the common stock as quoted on the Nasdaq OTC Bulletin Board or in the "pink sheets" are listed below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


Fiscal Year 1999:                   Quarter Ended:                     High:                              Low:
----------------                    -------------                      ----                               ---

First Quarter                       March 31, 1999                     $0.75                              $0.25
Second Quarter                      June 30, 1999                      $0.56                              $0.41
Third Quarter                       September 30, 1999                 $0.69                              $0.44
Fourth Quarter                      December 31, 1999                  $3.00                              $0.44

Fiscal Year 2000:                   Quarter Ended:                     High:                              Low:
----------------                    -------------                      ----                               ---

First Quarter                       March 31, 2000                     $3.38                              $1.75
Second Quarter                      June 30, 2000                      $2.06                              $0.88
Third Quarter                       September 30, 2000                 $1.50                              $0.55
Fourth Quarter                      December 31, 2000                  $1.38                              $0.50

Fiscal Year 2001:                   Quarter Ended:                     High:                              Low:
----------------                    -------------                      ----                               ---

First Quarter                       March 31, 2001                     $0.97                              $0.44
Second Quarter                      June 30, 2001                      $0.97                              $0.26
Third Quarter                       September 30, 2001                 $0.60                              $0.09
Fourth Quarter                      December 31, 2001                  $2.08                              $0.05



         We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings to fund the development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our Certificate of Incorporation provides that we may not pay dividends on our common stock unless we have first paid all accrued dividends on our Series A, Class B preferred stock and dividends of $12.00 per share on our Series B, Class B preferred stock in the year in which the dividend on our common stock is proposed to be paid. Accrued dividends on our Series A, Class B preferred stock totaled $1,276,500 at September 30, 2001, and no dividends have been paid on our Series B, Class B preferred stock during 2001 through October 2001. Additionally, under the terms of the secured convertible debentures we issued to the selling security holders on February 23, 2001 and June 15, 2001, so long as such debentures remain outstanding we are prohibited from paying any dividends on our common stock without the consent of the holders of such debentures. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the restrictions described above, our earnings, financial conditions, operating results and current and anticipated cash needs.

                             EXECUTIVE COMPENSATION

EXECUTIVE AND DIRECTOR COMPENSATION

         Executive Compensation. Mr. Podrebarac is our only employee who receives compensation in excess of $100,000 per year. Mr. Podrebarac's salary is $140,000 per year. We pay the premiums on a $500,000 term life insurance for the benefit of Mr. Podrebarac and reimburse him for operating and maintenance expenses on his vehicle. We also may from time to time in our discretion pay performance bonuses to Mr. Podrebarac. Mr. Podrebarac is eligible to receive options to purchase shares of our common stock pursuant to our 1991 Stock Option Plan.

         Director Compensation. We pay each outside director a $500 fee for each meeting of the board of directors attended. Directors who are officers or employees of the Company receive no additional compensation for serving as directors. We reimburse all directors for all reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and any of its committees.


         The following table shows the compensation paid by us for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively, to or for the account of Donald R. Podrebarac, our Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS        ALL OTHER
 NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY ($)     BONUS ($)        OPTIONS (#)         COMPENSATION ($)
 ---------------------------     -----------    ----------     ---------        -----------         ----------------

Donald R. Podrebarac                2001          135,656         --                 --                  998(1)
President & CEO                     2000          126,654        5,000               --                  998(1)
                                    1999          121,962         --                 --                  998(1)


--------------------

(1) Represents value of term life insurance premiums paid by us for the benefit of Mr. Podrebarac.


         The following table sets forth information relating to the exercise of options by Mr. Podrebarac during the year ended December 31, 2001 and the year-end value of his unexercised stock options.


                                       AGGREGATED OPTION EXERCISES IN
                                       2000 AND YEAR-END OPTION VALUES


                                                                     NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                                  OPTIONS AT YEAR-END (#)          YEAR-END ($)
                                                                  -----------------------    -----------------------
                              SHARES ACQUIRED                          EXERCISABLE/                EXERCISABLE/
            NAME                ON EXERCISE     VALUE REALIZED         UNEXERCISABLE              UNEXERCISABLE
            ----                -----------     --------------         -------------              -------------

Donald R. Podrebarac                 --               --                 400,000/0                    0(1)/0


-------------------


(1) Based on the closing price of the Company's common stock as quoted on the Nasdaq OTC Bulletin Board on December 31, 2001 ($0.09 per share).



         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         None.


                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is Computershare Trust Co., Lakewood, Colorado.


                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby has been passed upon for us by Kennedy Covington Lobdell & Hickman, L.L.P.

                                     EXPERTS

         The balance sheet as of December 31, 2000 and the statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report, appearing elsewhere in this prospectus, of Wagner Noble & Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933, and the rules and regulations enacted under its authority, with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement. Each statement concerning a contract or document which is filed as an exhibit should be read along with the entire contract or document.

         We file reports with the Securities and Exchange Commission. These reports are annual Forms 10-KSB, quarterly Forms 10-QSB and periodic Forms 8-K. We will furnish stockholders with annual reports containing financial statements audited by independent certified public accountants and such other periodic reports are we may deem appropriate or as required by law.

         For further information regarding us and the common stock offered in this prospectus, reference is made to the registration statement of which this prospectus is a part and its exhibits and schedules. The registration statement, including its exhibits and schedules, along with any other material we file with the Securities and Exchange Commission may be read and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's address on the World Wide Web is http://www.sec.gov.

                      INDEX TO AUDITED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999


              The following financial statements are included herein:

                                                                   Page
                                                                   ----

              Independent Auditor's Report                         F-1

              Balance Sheet                                        F-2

              Statement of Operations                              F-4

              Statement of Changes in Stockholders' Equity         F-5

              Statement of Cash Flows                              F-6

              Notes to Financial Statements                        F-8

WAGNER NOBLE & COMPANY
     CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of Vital Living Products, Inc.

We have audited the accompanying balance sheet of Vital Living Products, Inc. as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living Products, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Charlotte, North Carolina,                             Wagner Noble & Company
February 26, 2001.

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2000


                                     ASSETS


 CURRENT ASSETS:
   Cash                                                                            $    400
   Accounts receivable, less allowance for doubtful accounts of $13,782             174,265
   Installment accounts receivable                                                   11,459
   Prepaid expense                                                                    2,987
   Inventory                                                                        291,986
                                                                                   --------
      Total current assets                                                          481,097

PROPERTY AND EQUIPMENT:
   Office furniture and equipment                                                    43,067
   Warehouse equipment                                                              107,646
   Computer equipment                                                               190,816
   Vehicles                                                                         113,954
   Water service equipment                                                          429,158
   Leasehold improvements                                                            22,557
                                                                                   --------
                                                                                    907,198
   Less accumulated depreciation                                                    717,589
                                                                                   --------
     Net property and equipment                                                     189,609

 OTHER ASSETS:
   Installment accounts receivable                                                   12,137
   Deferred costs, net of accumulated amortization of $51,070                        19,157
                                                                                   --------
                                                                                     31,294
                                                                                   --------
                                                                                   $702,000
                                                                                   ========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2000


                      LIABILITIES AND STOCKHOLDERS' EQUITY


 CURRENT LIABILITIES:
   Bank overdrafts                                                                                $      8,969
   Payable to related party                                                                             26,778
   Trade accounts payable                                                                              131,863
   Accrued interest payable to related parties                                                          17,198
   Demand note payable to related party                                                                 10,252
   Accrued dividends                                                                                 1,173,000
   Accrued payroll and payroll taxes                                                                    19,286
   Current portion of long-term notes payable                                                           13,253
    Other accrued liabilities                                                                           19,578
                                                                                                  ------------
      Total current liabilities                                                                      1,420,177

LONG-TERM NOTES PAYABLE:
   Notes payable to related parties                                                                  1,150,000
   Vehicle loans payable                                                                                8,659
                                                                                                  ------------
     Total long-term notes payable                                                                   1,158,659

REDEEMABLE PREFERRED STOCK, Class A, $.01 par value,
   3,303,375 shares authorized, issued and outstanding                                                  33,034

 STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value, 20,000,000 shares authorized;
     3,422,173 shares issued and 3,098,326 outstanding                                                  34,221
   Preferred stock - Class B, convertible, $.01 par value, 1,000,000 shares authorized
     Series A - 575,000 shares outstanding                                                           1,150,000
     Series B - 31,290 shares outstanding                                                            1,783,935
   Paid-in capital                                                                                   7,962,201
   Treasury stock, 323,847 shares, at cost                                                             (75,000)
   Retained earnings (deficit)                                                                     (12,765,227)
                                                                                                  ------------
     Total stockholders' equity                                                                     (1,909,870)
                                                                                                  ------------
                                                                                                  $    702,000
                                                                                                  ============


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                               2000                    1999
                                                                           -----------             -----------
REVENUES:
   Product sales                                                           $ 1,295,937             $ 1,521,004
   Service revenues                                                            362,098                 426,017
                                                                           -----------             -----------
      Total revenues                                                         1,658,035               1,947,021

COST OF GOODS SOLD:
   Direct material costs                                                       673,335                 747,137
   Labor, taxes and fringes                                                    321,006                 293,785
   Travel, vehicle and other costs                                             117,207                  82,812
   Lawsuit settlement costs                                                         --                  62,407
   Research and development costs                                                   --                  47,000
   Depreciation                                                                 81,187                  94,302
                                                                           -----------             -----------
     Total cost of goods sold                                                1,192,735               1,327,443
                                                                           -----------             -----------

GROSS MARGIN                                                                   465,300                 619,578

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES:
   Salaries, taxes and fringes                                                 389,017                 351,961
   Sales commissions and brokerage costs                                       115,527                 111,616
   Marketing, advertising and promotion expenses                               256,326                 304,936
   Travel and vehicle costs                                                     40,378                  47,051
   Professional fees and costs                                                 216,712                  91,161
   Bad debt expense                                                              3,413                   5,198
   Office and telephone costs                                                  128,659                 110,959
   Depreciation and amortization                                                16,999                  12,206
   Insurance and other expenses                                                 20,725                  16,062
                                                                           -----------             -----------
      Total selling, general and administrative expenses                     1,187,756               1,051,150

                                                                           -----------             -----------
INCOME (LOSS) FROM OPERATIONS                                                 (722,456)               (431,572)

OTHER REVENUES (EXPENSES):
    Interest expense                                                           (77,329)               (369,951)
    Other                                                                        6,024                   6,404
                                                                           -----------             -----------
     Total other revenues (expenses)                                           (71,305)               (363,547)
                                                                           -----------             -----------

NET INCOME (LOSS) BEFORE INCOME TAXES                                         (793,761)               (795,119)

INCOME TAX (PROVISION) BENEFIT                                                      --                      --
                                                                           -----------             -----------

NET INCOME (LOSS)                                                          $  (793,761)            $  (795,119)
                                                                           ===========             ===========

BASIC INCOME (LOSS) PER COMMON SHARE                                       $     (0.30)            $     (0.31)
                                                                           ===========             ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                   3,094,081               2,996,451
                                                                           ===========             ===========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                           Common Stock
                                       ----------------------                           Retained      Class A      Class B
                                        Number of      $.01     Paid-in    Treasury     Earnings     Preferred    Preferred
                                         Shares     Par Value  Capital       Stock      (Deficit)      Stock       Stock
                                       ----------   --------- ----------   --------    ------------  ---------   ----------
BALANCE, December 31, 1998              3,320,298   $33,203   $4,376,961   ($75,000)   ($10,900,347)   $33,034   $1,150,000
Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                              --        --           --         --        (138,000)        --           --
Issue of Series B, Class B
  Preferred stock, 31,290 shares
   in exchange for debt                        --        --           --         --              --         --           --

Debt forgiveness                               --        --    3,461,504         --              --         --           --

Services provided at no charge by
  stockholder                                  --        --       33,140         --              --         --           --

Net loss for the year ended
   December 31, 1999                           --        --           --         --        (795,119)        --           --

                                        ---------   -------   ----------   --------    ------------    -------   ----------
BALANCE, December 31, 1999              3,320,298   $33,203   $7,871,605   ($75,000)   ($11,833,466)   $33,034   $1,150,000
                                        =========   =======   ==========   ========    ============    =======   ==========

Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                              --        --           --         --        (138,000)        --           --

Reclassification of Class A,
   preferred stock                             --        --           --         --              --    (33,034)          --

Services provided at no charge by
  stockholder                                  --        --       35,408         --              --         --           --

Options granted to non-employees for
  services provided                            --        --       43,238         --              --         --           --

Issue of common stock, 101,875 shares     101,875     1,018       11,950         --              --         --           --

Net loss for the year ended
   December 31, 2000                           --        --           --         --        (793,761)        --           --

                                        ---------   -------   ----------   --------    ------------    -------   ----------
BALANCE, December 31, 2000              3,422,173   $34,221   $7,962,201   ($75,000)   ($12,765,227)   $    --   $1,150,000
                                        =========   =======   ==========   ========    ============    =======   ==========


                                            CLASS B, SER B           TOTAL
                                              PREFERRED           STOCKHOLDERS'
                                                STOCK                EQUITY
                                            --------------        -------------
BALANCE, December 31, 1998                     $       --          ($5,382,149)
Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                                      --             (138,000)
Issue of Series B, Class B
  Preferred stock, 31,290 shares
   in exchange for debt                         1,783,935            1,783,935

Debt forgiveness                                       --            3,461,504

Services provided at no charge by
  stockholder                                          --               33,140

Net loss for the year ended
   December 31, 1999                                   --             (795,119)

                                               ----------          -----------
BALANCE, December 31, 1999                     $1,783,935          ($1,036,689)
                                               ==========          ===========

Dividends accrued on Series A,
   Class B, preferred stock at
   $.16 per share                                      --             (138,000)

Reclassification of Class A,
   preferred stock                                     --              (33,034)

Services provided at no charge by
  stockholder                                          --               35,408

Options granted to non-employees for
  services provided                                    --               43,238

Issue of common stock, 101,875 shares                  --               12,968

Net loss for the year ended
   December 31, 2000                                   --             (793,761)

                                               ----------          -----------
BALANCE, December 31, 2000                     $1,783,935          ($1,909,870)
                                               ==========          ===========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                     2000                   1999
                                                                                  -----------           -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash received from customers and others                                       $ 1,654,136           $ 2,001,000
    Cash paid to suppliers and employees                                           (2,219,458)           (2,191,264)
    Interest paid                                                                     (63,840)              (52,069)
                                                                                  -----------           -----------
       Net cash used by operating activities                                         (629,162)             (242,333)

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                (82,946)              (54,740)
    Payments for trademarks and product design costs                                   (4,931)                   --
    Cash received from sale of fixed asset                                              1,642                    --
                                                                                  -----------           -----------
       Net cash used by investing activities                                          (86,235)              (54,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Draw on bank overdraft, net                                                        (29,657)               (8,844)
   Net proceeds from demand notes payable to related parties                          722,500               316,252
   Payments on notes payable                                                          (19,475)               (6,203)
   Proceeds from new borrowings                                                        28,800                    --
   Proceeds from common stock options exercised                                        12,968                    --
   Payments on obligations under capital leases payable to related party                   --                (8,997)
                                                                                  -----------           -----------
      Net cash provided by financing activities                                       715,137               292,208
                                                                                  -----------           -----------

NET DECREASE IN CASH                                                                     (261)               (4,865)

CASH, beginning of period                                                                 661                 5,526
                                                                                  -----------           -----------

CASH, end of period                                                               $       400           $       661
                                                                                  ===========           ===========


NONCASH TRANSACTIONS:
  Preferred Class B, Series A dividends of $138,000 were accrued during each year ended December 31, 2000 and 1999.

  Certain salaries to Company employees totaling $35,408 and $33,140 were paid by a stockholder during the year ended December 31, 2000 and 1999, respectively.

  In 1999, approximately $2,150,000 of capital lease obligations and related accrued interest plus accrued interest on a demand note payable were all forgiven by the related party to whom these amounts were owed.

  Options were granted to non-employees for services provided during the year ended December 31, 2000. The value of the options is approximately $43,000, which was recorded as an expense.

  Certain equipment purchases at a cost of approximately $26,000 remained in payables at year end December 31, 2000.


                                    Continued
                                       F-6

                           VITAL LIVING PRODUCTS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


RECONCILIATION OF NET INCOME (LOSS) TO
   NET CASH USED BY OPERATING ACTIVITIES:

                                                                                  2000                1999
                                                                                ---------           ---------
Net income (loss)                                                               $(793,761)          $(795,119)
Adjustments to reconcile net income (loss) to net cash
  used by operating activities:
     Depreciation and amortization                                                 98,186             106,507
     Gain on sale of fixed assets                                                    (844)                 --
     Services provided at no charge by stockholder                                 35,408              33,140
     Services provided by non-employees in exchange
        for stock options                                                          43,238                  --
     (Increase) decrease in accounts receivable                                    (9,080)             52,773
     Increase in inventory                                                        (11,914)            (47,594)
     (Increase) decrease in prepaid expenses                                       (2,987)             28,247
     Increase in payable to related party                                           4,231                  --
     Increase in trade accounts payable                                            46,281               7,961
     Increase (decrease) in accrued interest payable to related party              13,489              (6,425)
     Increase (decrease) in accrued payroll and payroll taxes                       2,486             (18,624)
     Increase (decrease) in other accrued liabilities                             (53,895)             72,494
     Interest expense included in debt forgiveness                                     --             324,307
                                                                                ---------           ---------
        Net cash used by operating activities                                   $(629,162)          $(242,333)
                                                                                =========           =========


The accompanying notes to financial statements are an integral part of this statement.

                           VITAL LIVING PRODUCTS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
       NATURE OF BUSINESS - Vital Living Products, Inc. sells various water testing materials, including kits which test for lead, pesticides, bacteria, iron and other substances and conditions; vending machines, which dispense purified and filtered water at various locations, including grocery stores and shopping centers; and misting apparatus. It also sells and services water treatment equipment and water softeners and filters. The Company operates under the name American Water Service.

     RECEIVABLES, INSTALLMENT RECEIVABLES AND RESERVE FOR BAD DEBTS - The
         Company records amounts receivable for all earned revenues which have not been collected. Installment receivables result from installment equipment purchase contracts. These contracts generally have terms from 36 to 60 months, require interest payments calculated at 16% and require monthly installment payments of principal and interest. The purchased equipment under contract secures these receivables. The Company maintains an allowance for bad debts to reflect all receivables at estimated collectible balances.

       INVENTORY - Inventories include both raw materials and finished goods, each at first-in first-out cost, which is not in excess of market. The valuation of finished goods inventory includes the labor and overhead required for its production.

       PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost.
         Depreciation is provided by using both straight-line and accelerated methods over the estimated useful lives of the assets, which are:

         Office furniture and equipment               5 to 7 years
         Warehouse equipment                          7 years
         Computer equipment                           5 years
         Vehicles                                     5 years
         Water service equipment                      4 years
         Leasehold improvements                       39 years

       DEFERRED COSTS - The Company has incurred certain costs related to product design, patents and trademarks. Management believes that these costs will be recovered through future operations, and accordingly, has capitalized them as described in Note 6.

       REVENUE RECOGNITION - Service revenues are from equipment which is installed in customers' facilities. This equipment may be rented from month-to-month and service revenues are recognized as earned and billed monthly. Revenues from product sales are recognized when such products are sold and shipped to customers.

       WARRANTY COSTS - The Company sells certain water purification equipment subject to warranties which extend from five to seven years. Warranty costs are nominal and are recorded in the period in which they are incurred.

       MARKETING, ADVERTISING AND PROMOTION COSTS - The Company expenses all marketing, advertising and promotion costs as incurred.

       STOCK-BASED COMPENSATION - The Company has a compensatory stock option plan under which it grants options to employees and agents. As all options granted to employees are at exercise prices which are equal to or greater than fair market value of the stock, the Company records no expense related to such grants. See Note 8. Stock options granted are valued using the Black Scholes valuation model and quoted prices for the Company's stock. When options are granted to non-employees, the transaction is accounted for based on the fair value of the consideration (goods and services) received or the fair value of the options granted, whichever is more reliably measurable.

       INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to certain related party payables not currently deductible for tax return purposes and to net operating loss carryforwards available to offset income in future years. The deferred tax assets represent the future tax return consequences of those differences. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized.

       CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments to be cash equivalents.

       ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.  COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN:
       As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and resulting cash flow deficits. It also has current liabilities significantly in excess of current assets and a significant deficit in total stockholders' equity. These factors raise substantial doubt about the Company's ability to continue as a going concern as of December 31, 2000.

       Management continues to focus on its marketing and sales of water testing kits, which represent a relatively new product line. Management believes that this new line will help the Company to achieve profitability. The Company's ultimate ability to become profitable, however, is contingent on its achieving significantly higher sales levels. Until that occurs and until the Company generates positive cash flow from operations, additional outside funding will continue to be required.

       The Company expects to require additional financing to fund its operations during fiscal year 2001. In February 2001, the Company entered in to an equity financing agreement with a private equity investment fund, whereby the Company will receive an initial cash infusion in the aggregate of $450,000 in exchange for its issuance of convertible debentures and warrants to the investment fund. (See Note 16.)

       If, under this new financing agreement and/or subsequent financing agreements, the Company cannot meet its cash requirements for the coming year, its financial condition and results of operations could be materially adversely affected and it may be unable to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


3.   FORGIVENESS OF DEBT - CONTRIBUTION OF CAPITAL:
       In June 1999, the Company entered into an agreement with Wilbur Peters, a related party and stockholder, under which it agreed to issue a new note to Mr. Peters for $3,035,535 in exchange for various notes, accrued interest, and other obligations totaling approximately $5,180,000. As a part of this transaction, Mr. Peters released the Company from approximately $2,150,000 in obligations (net), with the Company recording this amount as additional paid-in capital. This note provided for the payment of interest at 6% per year. Interest was to be paid semiannually, and the note was to mature on June 30, 2001.

       In November 1999, Mr. Peters and the Company agreed to exchange this note, accrued interest on this note since June 30, and certain equipment for 31,290 shares of the Company's Class B, Series B preferred stock (see Note 9). The Company estimated the fair market value of the stock to be $1,783,395, which represented a discount of approximately 40% from its redemption price. It recorded the shares issued at that value and reclassified the balance of the indebtedness to additional paid in capital. Total debt reclassified to additional paid in capital for the year ended December 31, 1999, totaled $3,461,504.


4.  RELATED PARTY TRANSACTIONS:
       At December 31, 2000, the Company had approximately $750,000 in borrowings outstanding on a $750,000 revolving line of credit from Wilbur Peters. This line of credit is unsecured and provides that advances will be made at the discretion of the lender and requires monthly interest payments at the LIBOR rate plus 1.5%. Interest accrued at December 31, 2000, was $9,406. Interest expense on this note totals approximately $33,300 and $3,600 for the years ended December 31, 2000 and 1999, respectively.

       The Company had borrowings from CTF, Inc., an affiliate of Mr. Peters, for $400,000 with accrued interest of $7,762 at December 31, 2000. Interest expense for this note of approximately $44,000 and $41,100 was recorded during the years ended December 31, 2000 and 1999, respectively. The unsecured note is due on demand and has an interest rate of prime plus 2%.

       In connection with the February 2001 financing described in Note 16, the lenders for each of these notes agreed to extend the due dates to February 2003, at which time the entire balance will become payable. Accordingly, these notes payable have been reflected as long-term in the accompanying balance sheet.

       The Company leased vending machines, misting machinery and purification equipment, and four service vans from Mr. Peters through June 30, 1999. These obligations including accrued interest were forgiven by Mr. Peters in the agreement described in Note 3.

       CTF, Inc. owns the preferred Series A Class B stock and is owed
         $1,173,000 in accrued dividends.  (See Note 9.)

       The salaries for the chief financial officer and vice-president of the Company and certain accounting personnel were paid by companies with which Mr. Peters is affiliated. These salaries, which were $35,408 and $33,140 for the years ended December 31, 2000 and 1999, respectively, have been recorded in the statements of operations, and the Company has also recorded additional capital contributions from Mr. Peters in these amounts.

       During the year ended December 31, 2000, the Company entered into a $100,000 line of credit arrangement with CTF, Inc. The Company had approximately $10,300 in borrowings outstanding on this line at December 31, 2000. This line of credit provides that advances will be made at the discretion of the lender and requires monthly interest payments at 9.5%. Interest expense on this note totals approximately $30 for the year ended December 31, 2000, and this interest payable was accrued at December 31, 2000. This note is due and payable on or before May 1, 2001.

       At December 31, 2000, Don Podrebarac, President of the Company, was owed approximately $26,000 by the Company for equipment purchased during the year and other expenses which have not yet been reimbursed.


5.  INVENTORY:
       The Company's inventories as of December 31, 2000, consisted of the following components:


                     Water testing kits                $189,797
                     Water treatment parts               72,079
                     Bottles and other                   30,110
                                                       --------
                                                       $291,986
                                                       ========

6.  DEFERRED COSTS:
       Deferred costs as of December 31, 2000, consists of the items shown below. These are being amortized on a straight-line basis over their estimated useful lives of from 5 to 17 years. Amortization expense recorded during the year ended December 31, 2000, totaled $5,218.


                     Product design costs              $12,157
                     Patents and trademarks             37,370
                     Non-compete agreement              14,500
                     Other                               6,200
                                                       -------
                                                        70,227
                     Less accumulated amortization      51,070
                                                       -------
                      Net deferred costs               $19,157
                                                       =======

7.  LONG-TERM DEBT:
       The Company has two notes payable to a bank at December 31, 2000, totaling $15,775 and $6,137. The interest rate on both notes is 3.9%. Monthly payments of principal and interest total $1,203. These loans are secured by two vehicles at December 31, 2000 and mature as follows:

                          Year            Amount
                          -----         ---------
                          2001          $  13,253
                          2002              8,659
                                        ---------
                                        $  21,912
                                        =========

       See Note 4 for discussion of related party notes payable.


8.  COMMON STOCK OUTSTANDING, STOCK OPTION PLAN AND LOSS PER COMMON SHARE:
       The Company has 20,000,000 shares of authorized common stock, of which 3,098,326 shares are issued and outstanding and 323,847 shares are issued and held as treasury shares. A total of 4,852,181 common shares have been reserved for future issuance of stock through the exercise of stock options and the conversion of Class B preferred stock, as described below.

       Additionally, the Company has reserved 5,000,000 shares for issuance in connection with the convertible debentures and warrants described in
         Note 16.

       The 1991 Stock Option Plan provides for granting options for up to 3,150,000 shares of the Company's common stock to key employees, directors, consultants, and agents of the Company. Options to be granted may be either incentive or non-statutory stock options, and restrictions apply to both the grant and exercise of options. As of the date of this report, options for 1,896,293 shares have been granted to employees and agents. Options extend contractually for ten years. Non-qualified options vest fully at the time of grant while incentive stock options issued to employees vest ratably over four years. The following is a summary of option activity during the years ended December 31, 2000 and 1999.

       Activity for non-qualified stock options (primarily non-employees) was as follows:

                                            December 31, 2000              December 31, 1999
                                        --------------------------     --------------------------
                                                          Exercise                       Exercise
                                          Shares           Price*         Shares          Price*
                                        ----------        --------      ----------       --------
Outstanding at beginning of year         1,953,668         $0.192        1,943,668        $0.188
Granted                                     10,000          1.500           10,000         1.000
Granted                                     10,000          2.500               --            --
Exercised                                 (100,000)         0.125               --            --
                                        ----------         ------       ----------        ------
Outstanding at end of year               1,873,668          0.214        1,953,668         0.192
                                        ==========         ======       ==========        ======
Exercisable at end of year
*weighted average                        1,873,668         $0.214        1,953,668        $0.192
                                        ==========         ======       ==========        ======







       Activity for incentive stock options (granted to employees) was as follows:

                                           December 31, 2000            December 31, 1999
                                        -----------------------      -----------------------
                                                       Exercise                    Exercise
                                        Shares          Price         Shares         Price
                                        -------        --------      -------       ---------
Outstanding at beginning of year         32,500         $0.25         48,500         $0.25
Granted                                  22,000          1.56             --            --
Exercised                                (1,875)         0.25             --            --
Expired or forfeited                         --          0.25        (16,000)         0.25
                                        -------         -----        -------         -----
Outstanding at end of year               52,625         $0.81         32,500         $0.25
                                        =======         =====        =======         =====
Exercisable at end of year               14,375         $0.25          8,125         $0.25
                                        =======         =====        =======         =====


       Exercise prices for options outstanding at December 31, 2000, range from $.125 to $2.50 per share. Total shares by exercise price are as follows:

                                Options         Options        Remaining
             Exercise Price    Outstanding    Exercisable   Contractual Life*
             --------------   ------------    -----------   ----------------
                 0.125         1,720,000        1,720,000        6.5 yrs
                 0.250            32,625           16,375          7 yrs
                 1.000            10,000           10,000          9 yrs
                 1.500            10,000           10,000         10 yrs
                 1.560            22,000               --         10 yrs
                 2.500            10,000           10,000         10 yrs
                 1.120           121,668          121,668          2 yrs
                              ----------       ----------
                               1,926,293        1,888,043
                              ==========       ==========

     *weighted average

       The Company has recorded no compensation expense under this plan during 2000 or 1999, as options have been granted at prices which are greater than or equal to fair market value of the stock at the dates of the grant. Since the Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, it has elected only to comply with the disclosure requirements set forth in the statement.

       During 2000 and 1999, the Company granted options for 30,000 shares to a vendor. Exercise price of these options is $1.00, $1.50, and $2.50 per share for each set of 10,000 options. At the grant date, the fair market value of the Company's common stock was $0.4375, $2.12 and $1.75 per share. Based on the value of services received from this vendor and the amount paid in cash by the Company, the Company determined the value of the options granted to approximate $43,200. Accordingly, expense in this amount was recorded on the income statement for the year ended December 31, 2000.

       During 2000, the Company granted options for 22,000 shares to employees.
         Using the Black Scholes valuation model, it calculated the value of those options to be approximately $1.57 each. This valuation included the following assumptions: risk-free interest rate - 6.0%; expected life - 4 years; expected volatility - 105%; expected dividends - none. The Company estimated that 60% of these options will vest. Exercise price of these options is $.25 per share. At the grant date, the fair market value of the Company's common stock was approximately $1.56 per share.

       Had the Company recorded expense for these grants under FASB Statement
         123, it would have recorded additional compensation cost of $6,994 and $1,819 in 2000 and 1999, respectively. Pro-forma net income (loss) and per share amounts for each year would be as follows:

                                                               2000               1999
                                                           -----------         ----------
                     Net Income (Loss), as reported        $  (793,761)        $  (795,119)
                     Pro-forma Net Income (Loss)           $  (800,755)        $  (796,938)

                     Pro-forma Basic Income (Loss)
                       per Common Share                    $     (0.30)        $     (0.31)

       Basic earnings (loss) per common share has been computed based on the weighted average number of common shares outstanding. As there were no changes in common stock outstanding during the year ended December 31, 1999, the weighted average number of common shares outstanding for 1999 is the same as common shares issued and outstanding at year end 1999. Weighted average shares outstanding for 2000 is determined by calculating the number of months the respective shares were outstanding during the year, multiplying by the number of shares outstanding and dividing by twelve.

       No calculation has been presented for diluted earnings per share for either period. The inclusion of shares for the effect of any options or preferred stock would be anti-dilutive because the Company has losses for both years. The calculation of basic earnings (loss) per common share is based on the Company's net income (loss) adjusted for the amount of preferred dividends accrued ($138,000) during each of the years ended December 31, 2000 and 1999.

9.  PREFERRED STOCK:
       During 1992, the Company authorized 3,303,375 shares of Class A preferred stock with a par value of one cent per share. Each share of this class of stock, which is non-voting and has no dividend rights, has a liquidation preference of $.01 per share and is convertible at the holder's option into one share of the Company's common stock. However, all outstanding shares of Class A preferred stock are currently held in escrow under an agreement with its original holders which prohibits the holders from converting the shares as long as they are being held in escrow. Since certain financial thresholds were not met in prior years, under the terms of the escrow agreement the shares of Class A preferred stock are required to be released from escrow to the Company and the Company is required to redeem such shares at $.01 per share ($33,034 in the aggregate). During 2000, the Company's Board of Directors approved the release of the certificates representing the outstanding shares of Class A preferred stock so that it may redeem such shares. Such preferred stock has been reclassified from stockholders' equity in the accompanying balance sheets as a result of the Board's actions.

       Also, the Company has authorized 1,000,000 shares of Class B preferred stock with a par value of one cent per share. Its Series A shares have a liquidation preference of $.01 per share ($5,750 in aggregate), provide for the payment of dividends at 12% per annum, are redeemable at any time at the Company's option at $2.00 per share ($1,150,000 in aggregate), and are convertible by the holder into shares of common stock at a ratio of 4/9 of a share of common for each preferred share tendered. Holders of this Series A, Class B preferred stock have the right to elect a majority of the Board of Directors. Dividends accrued on these shares through December 31, 2000, totaled $1,173,000 ($2.04 per share), including dividends accrued of $138,000 for each year 2000 and 1999.

       In November 1999, the Company issued 31,290 shares of its new Series B,
         Class B preferred shares in exchange for a note payable and equipment held by Wilbur Peters. The note totaled $3,035,535, and the Company discounted the preferred stock exchanged for these to $1,783,935, to reflect the estimated fair market value of the stock. This new series of stock is non-voting. Dividends are non-cumulative, and any dividends to be paid on these shares are subordinate to all accrued dividends on the Company's Series A, Class B preferred stock. Dividends on these shares may not exceed $12 per year per share.

       The Class B, Series B shares carry a $10 per share ($312,900 in aggregate) liquidation preference, and they may be redeemed by the Company at $100 per share ($3,129,000 in aggregate). After one year from the date of issuance, each share became convertible by the holder into 50 shares of the Company's common stock. No dividends have been declared on this class of stock since its issuance.


10.  FINANCIAL INSTRUMENTS:
       Except for accrued dividends, the Company estimates the fair value of all financial instruments to be equal to the book value reflected in the accompanying financial statements. The Company estimates that the fair value of accrued dividends is less than their carrying amount as they will not be paid until future periods. As the timing of such payment cannot presently be determined, it is not practicable to calculate a net present value of the liability or to estimate its fair value.

11.  OPERATING LEASES:
       The Company leases its office and warehouse space under a lease which extends through March 31, 2002. This lease requires monthly payments of $3,400. Rent expense, for the years ended December 31, 2000 and 1999, was approximately $40,200 and $38,000, respectively. Future rent payments under the terms of the lease agreement for the years ending December 31, 2001 and 2002 are approximately $41,000 and $10,000, respectively.


12.  INCOME TAXES:
       At December 31, 2000, net noncurrent deferred tax assets of approximately
         $2,777,000 resulted primarily from net operating losses. A valuation allowance for the entire $2,777,000 has also been established due to the Company's uncertain financial condition. (See Note 2.)

       The components of the net noncurrent deferred tax assets and related valuation allowance are as follows:

 Deferred tax assets:
  Federal                                      $  2,670,000
  State                                             107,000
                                               ------------
    Total deferred tax assets                     2,777,000
Valuation allowance                               2,777,000
                                               ------------
    Net deferred tax assets                    $         --
                                               ============

       At December 31, 1999, the Company had net noncurrent deferred tax assets of approximately $2,610,000, along with a corresponding valuation allowance of the same amount. The $167,000 increase in the noncurrent deferred tax assets as of December 31, 2000, and the deferred tax provision which would be reflected on the Company's statement of operations has been offset by a corresponding increase in the valuation allowance. The statement of operations therefore reflects no deferred tax provision.

       As the Company has essentially no taxable income to date on a cumulative basis, it has recorded no current provision for income taxes for the years ended December 31, 2000 and 1999. Significant differences existed in the year ended December 31, 1999, between the loss reported in the Company's financial statements and its tax returns. These include the debt forgiveness income from a related party and utilization of net operating loss carryforwards. For the year ended December 31, 2000, there were no significant differences between losses reported in the Company's financial statements and its tax return.

       As of December 31, 2000, the Company has net operating loss carryforwards of approximately $7,862,000 for federal income tax purposes.

                                             Net operating loss
                     Year of expiration            amount
                 ------------------------    -------------------
                            2006               $    643,000
                            2007                  3,573,000
                            2008                    835,000
                            2009                    541,000
                            2010                    559,000
                            2011                    242,000
                            2017                    441,000
                            2018                    280,000
                            2020                    748,000
                                               ------------
                                               $  7,862,000
                                               ============

       Various state net operating loss carryforwards are also available for use in reducing apportioned state taxable income. The most significant of these is approximately $1,500,000 in North Carolina.

       The deferred tax benefit (provision) for the years ended December 31, 2000 and 1999 are as follows:

                                                            2000                1999
                                                         -----------         -----------
               Deferred tax benefit (provision) -
                    Federal                              $   120,000         $  (938,000)
                    State                                     47,000            (334,000)
                                                         -----------         -----------
                                                             167,000          (1,272,000)
               Change in valuation allowance                (167,000)          1,272,000
                                                         -----------         -----------
               Net deferred tax provision                $        --         $        --
                                                         ===========         ===========

       The deferred provisions for 2000 and 1999 differ from amounts which would be calculated at statutory rates due to changes in the valuation allowance and the expiration of loss carryforwards for state purposes. In 1999, a portion of the debt forgiveness described in Note 3 was treated as income for tax return purposes and had the effect of increasing the deferred tax provision by $1,543,000, before reflecting the change in the valuation allowance.

13.  SUPPLEMENTARY FINANCIAL INFORMATION:

       Marketing, advertising and promotion costs include the following for the years ended December 31, 2000 and 1999:

                                                   2000            1999
                                                 --------        --------
               Advertising                       $ 58,159        $ 49,625
               Promotions                          22,527         162,545
               Trade shows                         62,576          43,077
               Public relations and other         113,064          49,689
                                                 --------        --------
                                                 $256,326        $304,936
                                                 ========        ========

14.  MAJOR CUSTOMERS AND SEGMENT INFORMATION:

          Sales to two major customers comprised approximately 16% and 10% of total sales for the year ended December 31, 2000. Sales to three major customers comprised approximately 18%, 13% and 13% of total sales for the year ended December 31, 1999.

          Segment information has been prepared in accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company has three reportable segments: water testing products, water treatment equipment and services, and vending machines and misting systems. These segments were determined based upon the types of products produced and sold by each segment. Segment performance is evaluated based on income from operations, excluding interest expense. Income from operations for each includes sales, direct expenses, and certain allocated expenses applicable to the segment. Expenses for management salaries, public and stockholder relations, and corporate matters, which are not applicable to the product based segments, are shown in the reconciliations below as corporate items. No income tax provision by segment is shown as the Company's combined statement of operations reflects a zero tax provision. Substantially all sales are in the United States, and all assets are located in the United States. There are no intersegment sales.

          The water testing products segment (water testing) includes the sale of a comprehensive line of home water testing kits. These are sold through the Company's website, and nationwide at retailers, water treatment dealers, water well drillers and other independent retailers and building centers. The water treatment equipment and services segment (water treatment) includes the sale of water treatment products to water treatment dealers and to retail customers. Our purification units utilize reverse osmosis technology to filter out contaminants and ultraviolet technology to treat bacteria in water. It includes a line of point of entry water treatment products such as softeners, neutralizers and iron filters. The company services all water treatment products that it sells as well as other water treatment products available on the market. The vending machines and misting systems segment (vending) consists of the sale of drinking water dispensed to consumers through self-service vending machines as well as high purity water used by grocery stores in produce-misting systems. The Company places vending machines inside or outside retail stores and has revenue sharing arrangements with the stores. In some locations, in addition to vending water to consumers, the machines are used to purify water used in produce-misting systems maintained for grocers.

          Financial information by segment is as follows:

                                        For the year ended December 31, 2000
          ------------------------------------------------------------------------------------------------
                                             Water         Water
                                            Testing      Treatment     Vending    Corporate       Total
                                          -----------    ---------    ---------   ---------    -----------
          Segment sales                   $   950,619    $ 429,847    $ 277,569          --    $ 1,658,035
          Operating income (loss)              95,860       12,567       32,884    (863,767)      (722,456)
          Interest expense                     35,585       22,138        8,011      11,595         77,329
          Interest income                          --        5,178           --          --          5,178
          Net income (loss)                    60,275       (3,547)      24,872    (875,361)      (793,761)

          Segment assets                      323,044      200,971       72,728     105,257        702,000
          Capital asset additions                  --       13,047       21,497      70,950        105,494
          Depreciation and amortization         5,218       25,746       55,441      11,781         98,186

                                        For the year ended December 31, 1999
          ------------------------------------------------------------------------------------------------
                                             Water         Water
                                            Testing      Treatment     Vending    Corporate       Total
                                          -----------    ---------    ---------   ---------    -----------
          Segment sales                   $ 1,196,090    $ 411,563    $ 339,368          --    $ 1,947,021
          Operating income (loss)             154,054       41,369       72,296    (699,291)      (431,572)
          Interest expense                    176,164      115,418       53,377      24,992        369,951
          Interest income                          --        6,429           --          --          6,429
          Net income (loss)                   (22,110)     (67,620)      18,920    (724,309)      (795,119)

          Segment assets                      317,538      208,042       96,212      45,049        666,841
          Capital asset additions                  --       19,175           --      35,565         54,740
          Depreciation and amortization         5,212       38,604       55,697       6,994        106,507

15.  COMMITMENTS AND CONTINGENCIES:
       The Company is involved in commercial litigation in the normal course of its business. The Company does not expect any losses which would materially affect its financial position or results of operations.

       A significant portion of the Company's sales market is in hardware and home center stores. Therefore, the Company's ability to make future sales is dependent upon these retail markets.

       In December 2000, the Company entered into an agreement with a financial advisor for assistance with obtaining new financing (see Note 16). In exchange for services to be rendered over a three month period, the Company is to issue 52,500 shares of common stock to them and pay cash fees of $7,500 per month. For the year ended December 31, 2000, the Company has accrued $18,438, which represents one third of the expected cost under this arrangement.


16. SUBSEQUENT EVENT - ISSUANCE OF CONVERTIBLE DEBENTURES AND WARRANTS:
       In February 2001, the Company entered into an arrangement with an investment group which provides for borrowings of up to $450,000 under convertible debentures. These debentures, which require the payment of interest at 12% per year, will become due in February 2002. They are secured by substantially all company assets and provide for certain restrictions on additional borrowings, issuance of equity securities, and payment of dividends on common stock. The debentures are convertible into the Company's common stock at the lesser of $.278 per share or 50% of market price for that stock, as defined.

       As a part of this transaction, the debenture holders will receive warrants for purchase of up to 300,000 shares of the Company's common stock. These warrants may be exercised at any time within three years of their issuance at prices equal to the lesser of $.229 per share or 50% of market price, as defined.

       Upon the closing of this arrangement, the investors purchased $225,000 of debentures and received warrants for 150,000 shares of common stock. Based on stock prices prior to the date of this report, these debentures could be converted into approximately 960,000 shares of the Company's common stock. In the cases of both the debentures and warrants, investors may acquire shares of the Company's common stock at discounts below their market value. Due to the preferential conversion feature of the debentures, the Company will record approximately $225,000 of interest expense and additional paid-in capital at the time of their issuance.

       The Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale all shares which may be issued under the convertible debentures and warrants. When such registration statement becomes effective, the investors are to purchase the remaining $225,000 of debentures, and they will receive the remaining 150,000 warrants. Based on stock prices in effect prior to the date of this report, these additional debentures could likewise be converted into approximately 960,000 shares of common stock. The Company will record additional interest expense and paid-in capital of approximately $225,000 upon the sale of these debentures.

                     INDEX TO CONDENSED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


              The following financial statements are included herein:

                                                        Page
                                                        ----

              Balance Sheet                             F-21

              Statement of Operations                   F-23

              Statement of Cash Flows                   F-24

              Notes to Financial Statements             F-26

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET
                                   (Unaudited)

                               September 30, 2001


                                     ASSETS

CURRENT ASSETS:
   Cash                                                                                                             $1,256
   Accounts receivable, less allowance for doubtful accounts of $10,011                                            140,806
   Installment accounts receivable                                                                                  14,218
   Other assets                                                                                                      8,860
   Prepaid expense                                                                                                     150
   Inventory                                                                                                       318,972
                                                                                                           ----------------
     Total current assets                                                                                          484,262

PROPERTY AND EQUIPMENT:
   Office furniture and equipment                                                                                   43,067
   Warehouse equipment                                                                                             117,881
   Computer equipment                                                                                              192,787
   Vehicles                                                                                                         75,833
   Water service equipment                                                                                         427,471
   Leasehold improvements                                                                                           23,563
                                                                                                           ----------------
                                                                                                                   880,602
   Less accumulated depreciation                                                                                   713,480
                                                                                                           ----------------
     Net property and equipment                                                                                    167,122

OTHER ASSETS:
   Installment accounts receivable                                                                                   5,594
   Deferred costs, net of accumulated amortization of $55,318                                                       15,909
                                                                                                           ----------------
     Total other assets                                                                                             21,503
                                                                                                           ----------------
                                                                                                                  $672,887
                                                                                                           ================

                           VITAL LIVING PRODUCTS, INC.

                                  BALANCE SHEET
                                   (Unaudited)

                               September 30, 2001


                      LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Trade accounts payable                                                                                         $211,513
   Accrued interest payable to related party                                                                        16,237
   Accrued dividends                                                                                             1,276,500
   Accrued payroll and payroll taxes                                                                                28,221
   Current portion of vehicle loans payable                                                                          8,459
   Accrued interest                                                                                                 12,424
    Other accrued liabilities                                                                                        1,140
   Convertible debentures payable                                                                                  373,600
                                                                                                           ----------------
      Total current liabilities                                                                                  1,928,094

LONG-TERM NOTES PAYABLE:
   Notes payable to related parties                                                                              1,127,000
   Vehicle loans payable                                                                                             3,138
                                                                                                           ----------------
     Total long-term notes payable                                                                               1,130,138

REDEEMABLE PREFERRED STOCK: Class A; $.01 par value;
     3,303,375 shares authorized, issued and outstanding                                                            33,034

 STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; 50,000,000 shares authorized;  4,316,103
     shares issued and 3,992,256 outstanding                                                                        43,161
   Preferred stock - Class B, convertible; $.01 par value; 1,000,000 shares authorized
     Series A -  575,000 shares outstanding                                                                      1,150,000
     Series B - 31,290 shares outstanding                                                                        1,783,935
    Paid-in capital                                                                                              8,668,321
   Treasury stock, 323,847 shares, at cost                                                                         (75,000)
    Retained earnings (deficit)                                                                                (13,988,796)
                                                                                                           ----------------
     Total stockholders' equity                                                                                 (2,418,379)
                                                                                                           ----------------
                                                                                                                  $672,887
                                                                                                           ================

                           VITAL LIVING PRODUCTS, INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

     For the Three Months and Nine Months Ended September 30, 2001 and 2000

                                                                   Three Months Ended                  Nine Months Ended
                                                                      September 30,                      September 30,
                                                                 2001              2000              2001              2000
                                                             -----------       -----------       -----------       -----------
REVENUES:

   Product sales                                             $   282,918       $   292,665       $ 1,131,761       $ 1,006,108
   Service revenues                                               75,327           102,473           244,306           283,781
                                                             -----------       -----------       -----------       -----------
      Total revenues                                             358,245           395,138         1,376,067         1,289,889

COST OF GOODS SOLD:
   Direct material costs                                         144,202           154,361           564,633           524,282
   Labor, taxes and fringes                                       59,461            74,605           222,905           235,085
   Travel, vehicle and other costs                                18,306            25,744            64,397            87,926
   Depreciation                                                    4,917            23,144            28,825            69,692
                                                             -----------       -----------       -----------       -----------
     Total cost of goods sold                                    226,886           277,854           880,760           916,985
                                                             -----------       -----------       -----------       -----------

 GROSS MARGIN                                                    131,359           117,284           495,307           372,904

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
   Salaries, taxes and fringes                                    95,104            94,238           306,077           295,422
   Sales commissions and brokerage costs                          23,021            26,645           103,484            88,456
   Marketing, advertising and promotion                           35,561            99,640           135,231           188,095
   Travel and vehicle costs                                        3,461             7,928            13,737            31,532
   Professional fees and costs                                    92,925            40,171           418,156           160,571
   Bad debt expense (recovery)                                       715            (1,818)           (1,546)              174
   Office and telephone costs                                     32,752            38,173            93,983            97,698
   Depreciation and amortization                                   5,241             4,282            15,578            11,569
   Insurance and other                                             3,776             4,348            17,478            15,592
                                                             -----------       -----------       -----------       -----------
     Total selling, general and administrative expenses          292,556           313,607         1,102,178           889,109

 INCOME (LOSS) FROM OPERATIONS                                  (161,197)         (196,323)         (606,871)         (516,205)
                                                             -----------       -----------       -----------       -----------

 OTHER REVENUES (EXPENSES):
   Interest expense                                              (27,660)          (25,023)         (532,851)          (55,417)
   Gain (loss) on sale of fixed assets                            (1,788)             --               7,787              --
   Other                                                          10,064             1,167            11,871             3,960
                                                             -----------       -----------       -----------       -----------
     Total other revenues (expenses)                             (19,384)          (23,856)         (513,193)          (51,457)
                                                             -----------       -----------       -----------       -----------

NET INCOME (LOSS) BEFORE INCOME TAXES                           (180,581)         (220,179)       (1,120,064)         (567,662)

INCOME TAX (PROVISION) BENEFIT                                      --                --                --                --
                                                             -----------       -----------       -----------       -----------

NET INCOME (LOSS)                                            ($  180,581)      ($  220,179)      ($1,120,064)      ($  567,662)
                                                             ===========       ===========       ===========       ===========

BASIC INCOME (LOSS) PER COMMON SHARE                         ($     0.06)      ($     0.08)      ($     0.36)      ($     0.22)
                                                             ===========       ===========       ===========       ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                     3,837,333         3,098,326         3,389,371         3,092,666
                                                             ===========       ===========       ===========       ===========

                           VITAL LIVING PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

     For the Three Months and Nine Months Ended September 30, 2001 and 2000

                                                                      Three Months Ended               Nine Months Ended
                                                                         September 30,                    September 30,
                                                                     2001            2000             2001             2000
                                                                  ---------       ---------       -----------       -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash received from customers and others                        $ 495,627       $ 491,945       $ 1,416,321       $ 1,213,787
   Cash paid to suppliers and employees                            (481,222)       (577,440)       (1,740,486)       (1,704,483)
   Interest paid                                                     (5,769)        (26,841)          (61,927)          (48,033)
                                                                  ---------       ---------       -----------       -----------
      Net cash provided (used) by operating activities                8,636        (112,336)         (386,092)         (538,729)

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                (1,390)        (19,220)          (19,084)          (54,472)
   Payment for product design costs                                    --              --              (1,000)             --
   Cash received from sale of fixed asset                              --             1,649             9,575             1,649
                                                                  ---------       ---------       -----------       -----------
      Net cash used by investing activities                          (1,390)        (17,571)          (10,509)          (52,823)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment on bank overdraft, net                                   (59,919)          8,146            (8,976)           (2,974)
   Net proceeds from demand notes payable to related parties         57,000         126,000           (33,252)          564,500
   Payments on notes payable                                         (3,471)         (6,542)          (10,315)          (12,003)
   Proceeds from new borrowings                                        --             2,303           450,000            28,800
   Proceeds from common stock options exercised                        --              --                --              12,968
                                                                                  ---------       -----------       -----------
      Net cash provided (used) by financing activities               (6,390)        129,907           397,457           591,291
                                                                  ---------       ---------       -----------       -----------

NET INCREASE (DECREASE) IN CASH                                         856            --                 856              (261)

CASH, beginning of period                                               400             400               400               661
                                                                  ---------       ---------       -----------       -----------

CASH, end of period                                               $   1,256       $     400       $     1,256       $       400
                                                                  =========       =========       ===========       ===========

NONCASH TRANSACTIONS:
  Preferred Series A, Class B dividends of $103,500 were accrued during each of the nine month periods ended September 30, 2001 and 2000.

  Certain salaries to Company employees totaling approximately $26,600 were paid by a stockholder during each of the nine month periods ended September 30, 2001 and 2000.

  Options were granted to nonemployees for services provided during the nine months ended September 30, 2001. The value of the options was approximately $42,900.

  Stock was issued to nonemployees for services provided during the nine months ended September 30, 2001. The value of the stock was approximately $109,700.

  Debentures with value of $76,400 plus accrued interest on debentures with a value of $9,460, have been converted into 670,740 shares of common stock during the nine months ended September 30, 2001.


                                    Continued

                           VITAL LIVING PRODUCTS, INC.

                                   (Unaudited)

     For the Three Months and Nine Months Ended September 30, 2001 and 2000

RECONCILIATION OF NET INCOME (LOSS) TO NET                             Three Months Ended           Nine Months Ended
   CASH PROVIDED (USED) BY OPERATING ACTIVITIES:                          September 30,                 September 30,
                                                                       2001          2000           2001           2000
                                                                    ---------     ---------     -----------      ---------
Net income (loss)                                                   $(180,581)    $(220,179)    $(1,120,064)     $(567,662)
Adjustments to reconcile net income (loss) to net cash
  used by operating activities:
     Depreciation and amortization                                     10,158        27,426          44,403         81,262
     (Gain) loss on sale of fixed assets                                1,788          (851)         (7,787)          (851)
     Services provided at no charge by stockholder                      8,852         8,852          26,555         26,556
     Provision for interest related to issuance of
       debentures and warrants                                           --            --           450,000           --
     Stock issued for professional services                            25,577          --           109,722           --
     Stock options issued for professional services                    13,776        25,691          42,924         43,237
     (Increase) decrease in accounts receivable                       136,178        96,491          37,244        (79,211)
     Increase in other receivables                                     (8,860)         --            (8,860)          --
     (Increase) decrease in inventory                                 (10,284)       15,493         (26,986)       (15,807)
     (Increase) decrease in prepaid expenses                           14,251       (11,787)          2,837        (11,787)
     Increase (decrease) in trade accounts payable                     11,720       (28,272)         52,500         35,386
     Increase (decrease) in accrued interest payable to
       related party                                                   10,468        (1,818)          1,776          7,384
     Increase (decrease) in accrued payroll and payroll taxes          (5,456)       (3,832)          8,935         15,097
     Increase in accrued interest                                      11,422          --            19,147           --
     Decrease in other accrued liabilities                            (30,373)      (19,550)        (18,438)       (72,333)
                                                                   ----------     ---------       ---------      ---------
        Net cash provided (used) by operating activities           $    8,636     $(112,336)     $ (386,092)     $(538,729)
                                                                   ==========     =========       =========      =========

                           VITAL LIVING PRODUCTS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                               September 30, 2001


1.  BASIS OF PRESENTATION:
       The condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

       These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2000. The Company follows the same accounting policies in preparation of interim reports.


       As discussed in Note 4 below, the Company expects to incur certain legal costs in connections with the investigations described there. The Company's accounting policy regarding such costs relating to loss contingencies is to provide for the estimated expense and related accrued liability in the period when events occur which give rise to the expense. As discussed below, estimated amounts for the expense of these investigations will be recorded in the quarter ending December 31, 2001.


       Results of operations for the interim periods are not indicative of annual results.


2.  COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN:
       As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and resulting cash flow deficits. It also has current liabilities significantly in excess of current assets and a significant deficit in total stockholders' equity. These factors raise substantial doubt about the Company's ability to continue as a going concern as of September 30, 2001.

       Management continues to focus on its marketing and sales of water testing kits. Management believes that this line will help the Company to achieve profitability. The Company's ultimate ability to become profitable, however, is contingent on its achieving significantly higher sales levels. Until that occurs and until the Company generates positive cash flow from operations, additional outside funding will continue to be required.

       During 2001, the Company has received funding from two private placement transactions. In February 2001, the Company entered into an equity financing agreement with a private equity investment fund, whereby the Company has received $450,000 in exchange for its issuance of convertible debentures and warrants to the investment fund. (See Note 3.) In October and November 2001, the Company received $690,000 through a private placement of 9,527,362 shares of common stock. (See Note 4.)

       Substantial amounts of the cash generated through this funding will be required by the Company to defend itself against investigations which have been undertaken by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., the Federal Trade Commission, the Federal Bureau of Investigation and the U.S. Attorneys Office for the Southern District of New York regarding its efforts to develop and market a home testing kit for the anthrax bacteria as well as potential unlawful insider trading in the Company's common stock (see Note 4). Additionally, the Company has received notices of default from each of the holders of its convertible debentures (see Note 3) because it has failed to continuously maintain an effective registration statement covering the securities related to such debentures. If the holders of those debentures do not convert substantially all of the outstanding principal and interest on the debentures and demand payment thereunder, the Company would not likely have sufficient funds to meet its payment obligations and could be forced into bankruptcy. The debentures are secured by all of the Company's assets and intellectual property. If the Company defaults upon the repayment terms of the debentures, then its assets would become subject to foreclosure and it would likely be impossible to remain a going concern.


       Management expects to require additional financing to fund the Company's operations at some point no later than spring of 2002 and, to the extent that the secured convertible debentures have not been converted into shares of its common stock, it will require additional financing to repay the debentures when due, whether upon acceleration or at maturity in February and June 2002. Management intends to explore various financing alternatives, including the sale of convertible debt securities and the private placement of equity securities. No assurance can be given, however, that , additional funds will be available.



       If, under these new financing agreements and/or subsequent financing agreements, the Company cannot meet its cash requirements , its financial condition and results of operations would materially adversely affected and it may be unable to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.




3. ADDITIONAL FINANCING - ISSUANCE OF CONVERTIBLE DEBENTURES AND WARRANTS:
       During 2001, the Company borrowed $450,000 from an investment group under convertible debentures. These debentures, which require the payment of interest at 12% per year, will become due in February and June 2002. They are secured by substantially all company assets and provide for certain restrictions on additional borrowings, issuance of equity securities, and payment of dividends on common stock. The debentures were initially convertible into the Company's common stock at the lesser of $.278 per share or 50% of market price for that stock, as defined. As a result of certain antidilutions adjustments, as of December 31, 2001, the remaining $302,802 balance of debentures was convertible into common stock at a conversion price equal to the lesser of $0.06 or 50% of the market price, as defined.


       As a part of this transaction, the debenture holders received warrants to purchase up to 300,000 shares of the Company's common stock. These warrants may be exercised at any time within three years of their issuance at prices initially equal to the lesser of $.229 per share or 50% of market price, as defined. As a result of certain antidilution adjustments, the warrants are now exercisable for an aggregate of 633,129 shares of common stock at an exercise price equal to the lesser of $0.11, subject to adjustment under certain antidilutions provisions, or the average of the lowest three inter-day trading prices of the Company's common stock during the ten trading day period ending one trading day prior to the date of exercise.

       As of September 30, 2001, debentures for $76,400 and accrued interest on the debentures of $9,460 had been converted into 670,740 shares of common stock. Additional debentures and accrued in-terest totaling $92,492 were converted in October and November 2001 into 3,675,399 shares of common stock. Based on stock prices prior to December 31, 2001, the remaining debentures could be converted into approximately 5,046,700 shares of the Company's common stock. In the cases of both the debentures and warrants, investors may acquire shares of the Company's common stock at discounts below their market value. Due to the preferential conversion feature of the debentures, the Company recorded $450,000 of interest expense and additional paid-in capital at the time of their issuance.


       The Company has received notices of default from each of the holders of the convertible debentures claiming that because it had failed to continuously maintain an effective registration statement covering the securities associated with the debentures that it is in default under the debentures. Upon the occurrence of a default under the debentures the debenture holders are entitled to cause the debentures to become immediately due and payable in an amount equal to the greater of (i) 130% of the outstanding principal and interest on the debentures and
         (ii) the number of shares obtainable upon exercise of the outstanding principal and interest on the debentures, treating the date of payment as the conversion date, times the highest closing price for the Company's common stock during the period beginning on the date of the default through the date of payment. To date the debenture holders have not invoked this acceleration right, but they may do so at any time.


4.  SUBSEQUENT EVENTS:
       In October and November 2001, the Company issued 9,527,362 shares of common stock in private placement transactions for aggregate consideration of $690,000.


       At September 30, 2001, the Company had approximately $750,000 in borrowings outstanding on a $750,000 revolving line of credit from Wilbur Peters. This loan is due in February 2003. This line of credit is unsecured and provides that advances will be made at the discretion of the lender and requires monthly interest payments at the LIBOR rate plus 1.5%. On October 22, 2001, Mr. Peters executed an amendment to the promissory note under which Mr. Peters agreed to accept prepayments on the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. At December 31, 2001, the outstanding balance of that note was approximately $762,000.

       At September 30, 2001, the Company had borrowings from CTF, Inc., an affiliate of Mr. Peters, of $400,000. The unsecured note is due in February 2003 and has an interest rate of prime plus 2%. On July 1, 2001, CTF, Inc. executed an amendment to the promissory note under which CTF, Inc. agreed to accept prepayments to the note and to re-lend to the Company on demand the amount of any such prepayments through the term of the note. At December 31, 2001, the outstanding balance of that note was approximately $47,500.


       In October 2001, the Company announced that it was developing a home testing kit for the anthrax bacteria. Soon after it made a public announcement concerning its efforts to develop the product the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the Federal Trade Commission each opened investigations regarding these efforts as well as potential unlawful insider trading in the Company's common stock. Each of these investigations is currently pending and the SEC staff has informed the Company that it has recommended to the SEC that it file a civil enforcement action against the Company and Donald R. Podrebarac, its chief executive officer, for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The remedies the SEC staff is considering recommending that the SEC seek include an injunction requiring the Company to not violate the securities laws in the future, fines and an order preventing Mr. Podrebarac from working for a public company, which would include the Company. In addition, the U.S. Attorneys Office for the Southern District of New York has opened an investigation into whether efforts to develop and market PurTest Anthrax(R) Test were part of a fraudulent criminal scheme as well as into whether the Company may have violated various federal securities laws. On November 29, 2001 the FBI executed a search warrant at the Company's offices in connection with this investigation. These investigations and related litigation will be very costly to defend. If the Company were to lose or settle any such case, the remedies imposed would likely have a material adverse effect on the Company.


       As the events giving rise to the investigations described above occurred subsequent to September 30, 2001, the Company has not accrued any costs relating to those investigations or to any possible subsequent litigation as of September 30, 2001. The Company has estimated that it will incur related costs of approximately $240,000 within the first six months following September 30, 2001, and it expects to provide for this expense and the related accruals in its financial statements for the quarter ending December 31, 2001. Management believes that it is not possible at this time to estimate costs which may be incurred beyond the first quarter of 2002.

       Additionally, in the fourth quarter of 2001 the Company has incurred expense of approximately $50,000 in the development and marketing of the Anthrax test. (No such costs were incurred through September 30, 2001. There are no costs for development, marketing, or inventory related to the Anthrax test product capitalized on the Company's balance sheet at September 30, 2001.) As further development and marketing have now been suspended under an agreement with the Federal Trade Commission, these costs may not be recovered and will be written off in the quarter ending December 31, 2001.


5.  SEGMENT INFORMATION:
       The Company has three reportable segments: water testing products, water treatment equipment and services, and vending machines and misting systems. Substantially all sales are in the United States, and all assets are located in the United States. There are no intersegment sales. Financial information by segment is as follows:

                                           For the nine months ended September 30, 2001
         ------------------------------------------------------------------------------------------------------------------
                                                     Water          Water
                                                    Testing       Treatment       Vending       Corporate         Total
                                                  -----------     ---------       --------      ---------      ----------
         Segment sales                              $862,640       $343,640       $169,787      $      --      $1,376,067
         Operating income (loss)                     174,890         61,300         64,379       (907,440)       (606,871)
         Interest expense                            262,678        151,268         32,500         86,405         532,851
         Interest income                                  --          5,960             --             --           5,960
         Net income (loss)                           (91,510)       (68,225)        32,327       (992,656)     (1,120,064)

         Segment assets                              336,411        188,390         40,476        107,610         672,887
         Capital asset additions                          --         16,108          2,976             --          19,084
         Depreciation and amortization                 4,621         11,738         17,086         10,958          44,403

                                           For the nine months ended September 30, 2000
         ------------------------------------------------------------------------------------------------------------------
                                                     Water          Water
                                                    Testing       Treatment       Vending       Corporate         Total
                                                  -----------     ---------       --------      ---------      ----------
         Segment sales                              $722,161       $336,881       $230,847     $       --      $1,289,889
         Operating income (loss)                     140,005         20,473         37,290       (713,973)       (516,205)
         Interest expense                             27,492         15,052          7,316          5,557          55,417
         Interest income                                  --          3,960             --             --           3,960
         Net income (loss)                           112,514          9,381         29,975       (719,532)       (567,662)

         Segment assets                              369,976        202,573         98,453         74,796         745,798
         Capital asset additions                          --          8,531         21,497         24,444          54,472
         Depreciation and amortization                 3,909         25,687         44,006          7,660          81,262

                                          For the three months ended September 30, 2001
         -----------------------------------------------------------------------------------------------------------------
                                                     Water          Water
                                                    Testing       Treatment       Vending       Corporate         Total
                                                  -----------     ---------       --------      ---------      ----------
         Segment sales                              $212,072        $91,081        $55,092      $      --      $  358,245
         Operating income (loss)                      36,511         13,166         30,167       (241,041)       (161,197)
         Interest expense                             13,635          7,852          1,687          4,486          27,660
         Interest income                                  --          4,152             --             --           4,152
         Net income (loss)                            22,876         13,592         28,479       (245,528)       (180,581)

         Depreciation and amortization                 1,533          4,917             --          3,708          10,158

                                           For the three months ended September 30, 2000
         ------------------------------------------------------------------------------------------------------------------
                                                     Water          Water
                                                    Testing       Treatment       Vending       Corporate         Total
                                                  -----------     ---------       --------      ---------      ----------
         Segment sales                              $212,845       $101,746        $80,547      $      --      $  395,138
         Operating income (loss)                      24,533          1,045         28,831       (250,732)       (196,323)
         Interest expense                             11,576          6,603          3,104          3,740          25,023
         Interest income                                  --          1,167             --             --           1,167
         Net income (loss)                            12,957         (3,544)        24,883       (254,475)       (220,179)

         Depreciation and amortization                 1,303          8,626         14,763          2,734          27,426

         PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that no director shall be liable to the Company for monetary damages for breach of fiduciary duty as a director except for liability for:

                  - any breach of the duty of loyalty to the Company or its stockholders

                  - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

                  - unlawful dividends or unlawful stock repurchases or redemptions; or

                  - any transaction from which the director derived an improper personal benefit

         Our Certificate of Incorporation and our Bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law permits a corporation to indemnify a person for expenses, judgments, fines and amounts paid in settlement incurred in connection with actions, suits or proceedings (other than any actions by or in right of the corporation) brought against the person because the person was an officer or director of the corporation so long as the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action the person had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law permits a corporation to indemnify a person for expenses incurred in connection with actions, suits or proceedings by or in right of the corporation brought against the person because the person was an officer or director of the corporation so long as the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, provided that any such indemnity may be provided only to the extent the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:


                  SEC registration fee                    $ 2,101
                  Printing expenses                         5,000
                  Legal fees and expenses                  40,000
                  Accounting fees and expenses             10,000

                  TOTAL                                   $57,101


         All of the above expenses will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

TRANSACTION WITH C. WILBUR PETERS

         On November 5, 1999 and pursuant to an Exchange Agreement with C. Wilbur Peters, chairman of our board and our primary lender, we issued 31,290 shares of our Series B, Class B preferred stock to Mr. Peters in exchange for the release and discharge indebtedness totaling $3,035,535. The transaction was deemed to be exempt from registration under the Securities Act of 1933 (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. Use of this exemption is based on the following facts:

- Neither the Company nor any person acting on its behalf solicited any offer to buy or sell the securities by any form of general solicitation or advertising.

- The purchaser was chairman of our board and had access to information regarding the Company and at the time of purchase was an accredited investor, as defined in Rule 501(a) under the Securities Act.

- The purchaser represented that he was acquiring the securities as a principal for his own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

- The securities were issued with a restrictive legend and only may be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

TRANSACTIONS PURSUANT TO 1991 STOCK OPTION PLAN

         Since January 1, 1998 and pursuant to our 1991 Stock Option Plan we have issued options to purchase an aggregate of 1,978,668 shares of our common stock. On January 18, 2000 and in connection with the exercise of a stock option granted pursuant to our 1991 Stock Option Plan, we issued 100,000 shares of our common stock to Donald R. Podrebarac, our president and chief executive officer, for aggregate consideration of $12,500. On January 18, 2000 and in connection with the exercise of a stock option granted pursuant to our 1991 Stock Option Plan, we issued 1,875 shares of our common stock to Sandra Miller for aggregate consideration of $468.75. These transactions were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under
Section 3(b) of the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such rule. Use of this exemption is based on the fact that these securities were issued pursuant to a written compensatory benefit plan in compliance with Rule 701.

TRANSACTIONS WITH FINANCIAL ADVISORY AND INVESTOR RELATIONS FIRMS

         On September 15, 2000, we entered into a consulting agreement with de Jong & Associates, Inc., an investor relations firm, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 6,000 shares of our common stock on each of December 15, 2000, March 15, 2001, June 15, 2001 and September 14, 2001 and to promptly issue to such firm a warrant to purchase up to 100,000 shares of our common stock at a purchase price per share of $2.00. The warrant would have become exercisable for 25,000 shares on the date the closing price of our common stock exceeded $2.00, for an additional 25,000 shares on the date the closing price of our common stock exceeded $3.00, for an additional 25,000 shares on the date the closing price of our common stock exceeded $4.00 and for an additional 25,000 shares on the date the closing price of our common stock exceeded $5.00. The warrant would have expired on September 14, 2003. In December 2000 we delivered a notice to the consultant terminating the agreement. We have not issued any shares of our common stock or the warrant under the agreement and have taken the position that we are not obligated to do so.

         Pursuant to a contract entered into with Stockcom, Inc., an investor relations firm, in July 1999 and as partial consideration for the services provided under the contract, we agreed to issue to such firm options to purchase 10,000 shares of our common stock at $1.00 per share, options to purchase 10,000 shares of our common stock at $1.50 per share and options to purchase 10,000 shares of our common stock at $2.50 per share. These options were issued in three installments on each of October 31, 1999, January 31, 2000 and April 30, 2000, respectively. On December 1, 2000 we entered into a consulting agreement with The N.I.R. Group, LLC, a financial advisor, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 52,500 shares of our common stock. Such shares were issued on March 5, 2001. On February 16, 2001 we entered into an agreement with Integrity Capital, Inc., an investor relations firm, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm options to purchase shares of our common stock at an exercise price equal per share of $.6125. We issued 25,000 of these options on February 16, 2001 and 50,000 of these options on May 17, 2001. In March 2001 we entered into an agreement with Action Stocks Incorporated, an investor relations firm, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 26,190 shares of our common stock. We issued these shares on April 23, 2001. On June 15, 2001 we entered into a consulting agreement with The N.I.R. Group, LLC, a financial advisor, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 52,500 shares of our common stock. Such shares were issued on June 15, 2001. In July 2001 we entered into an agreement with CEOcast, Inc., an investor relations firm, pursuant to which we agreed as partial consideration for the services to be rendered to us under the agreement to issue to such firm 92,000 shares of our common stock. We issued these shares on July 9, 2001. These securities were issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

- Neither the Company nor any person acting on its behalf solicited any offer to buy or sell the securities by any form of general solicitation or advertising.

- In each case, the purchaser was engaged in the investor relations or financial advisory business and was sophisticated with regard to investment matters.

- In its capacity as a consultant to the Company, each purchaser has had access to information regarding the Company and is knowledgeable about the Company and its business affairs.

- All shares of our common stock issued or to be issued to the purchasers were or will be issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

TRANSACTIONS WITH SELLING SECURITY HOLDERS


         On February 23, 2001 we issued to the selling security holders $225,000 of 12% secured convertible debentures due February 23, 2002 and on June 15, 2001 we issued to the selling security holders $225,000 of 12% secured convertible debentures due June 15, 2002, which are convertible into shares of our common stock. In connection with the sale of the debentures we also issued to the selling security holders three-year warrants to purchase an aggregate of 300,000 shares of common stock. In connection with the sale of the debentures we also entered into a Registration Rights Agreement with the selling security holders pursuant to which we agreed to file this registration statement for resale of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. These securities were issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by
Section 4(2) thereof and Rule 506 promulgated thereunder for transactions not involving a public offering. Use of this exemption is based on the following facts:


- Neither the Company nor any person acting on its behalf solicited any offer to buy or sell the securities by any form of general solicitation or advertising.

- At the time of purchase, each purchaser was an accredited investor, as defined in Rule 501(a) under the Securities Act.

- Each purchaser represented that it was acquiring the securities as a principal for its own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal and state securities laws.

- The securities were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

- In accordance with Rule 506 the Company filed a Form D with the SEC within 15 days following the sale of the debentures to the selling security holders.

PRIVATE PLACEMENT

         In October and November 2001, we sold 9,527,362 shares of common stock in a private placement to a total of 23 investors for aggregate consideration of $690,000. These securities were issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof and Rule 506 promulgated thereunder for transactions not involving a public offering. Use of this exemption is based on the following facts:

- Neither the Company nor any person acting on its behalf solicited any offer to buy or sell the securities by any form of general solicitation or advertising.

- At the time of purchase, each purchaser was an accredited investor, as defined in Rule 501(a) under the Securities Act.

- Each purchaser represented that it was acquiring the securities as a principal for its own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal and state securities laws.

- The securities were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

- In accordance with Rule 506 the Company filed a Form D with the SEC within 15 days following the sale of the shares of common stock.

ITEM 27. EXHIBITS

         Exhibit
         No.      Document Description
         ------   --------------------

         3.1      Certificate of Incorporation (Exhibit 2.1 to the Company's
                  Form 10-SB filed March 14, 2000)

         3.2      Certificate of Amendment to Certificate of Incorporation
                  (previously filed)

         3.3      Certificate of Designation Setting Forth the Preferences,
                  Rights and Limitations of Series A, Class B Preferred Stock of
                  Vital Living Products, Inc. (Exhibit 2.2 to the Company's Form
                  10-SB filed March 14, 2000)

         3.4      Certificate of Designation of Series B, Class B Preferred
                  Stock Setting Forth the Powers, Preferences, Rights,
                  Qualifications, Limitations and Restrictions of such Series of Class B Preferred Stock (Exhibit 2.3 to the Company's Form
                  10-SB filed March 14, 2000)

         3.5      Bylaws of Vital Living Products, Inc. (Exhibit 2.4 to the
                  Company's Form 10-SB filed March 14, 2000)

         4.1      Form of Secured Convertible Debenture dated as of February 23,
                  2001 (Exhibit 4.1 to the Company's Form 8-K filed March 1,
                  2001)

         4.2 Schedule identifying omitted Secured Convertible Debentures dated as of February 23, 2001 which are substantially identical to the Form of Secured Convertible Debenture described in Exhibit 4.1 (Exhibit 4.2 to the Company's Form
                  10K-SB filed March 27, 2001)

         5.1      Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.
                  (previously filed)

         10.1     Vital Living Products, Inc. 1991 Stock Option Plan (Exhibit
                  6.1 to the Company's Form 10-SB filed March 14, 2000)

         10.2 Instrument of Forgiveness of Indebtedness dated June 30, 1999 by C. Wilbur Peters (Exhibit 6.2 to the Company's Form 10-SB filed March 14, 2000)

         10.3     Note in favor of C. Wilbur Peters dated June 30, 1999 (Exhibit
                  6.3 to the Company's Form 10-SB filed March 14, 2000)

         10.4     Revolving Credit Note dated July 1, 1999 in favor of C. Wilbur
                  Peters (Exhibit 6.4 to the Company's Form 10-SB filed March
                  14, 2000)

         10.5 Exchange Agreement dated November 5, 1999 between the Company and C. Wilbur Peters (Exhibit 6.5 to the Company's Form 10-SB filed March 14, 2000)

         10.6     Promissory Note in favor of CTF, Inc. dated September 1, 1992
                  (Exhibit 6.6 to the Company's Form 10-SB filed March 14, 2000)

         10.7     Escrow Agreement dated March 31, 1992 between the Company,
                  Henry H. Mummaw, Brian E. Huey, Joseph W. Mummaw, Larry C.
                  Pratt, CTF, Inc., J.W. Gant & Associates, Inc. and First Union
                  National Bank (Exhibit 6.7 to the Company's Form 10-SB filed
                  March 14, 2000)

         10.8     First Amendment to Promissory Note in favor of CTF, Inc. dated
                  February 21, 2001 (Exhibit 10.8 to the Company's Form 10K-SB filed March 27, 2001)

         10.9     First Amendment to Promissory Note in favor of C. Wilbur
                  Peters dated February 21, 2001 (Exhibit 10.9 to the Company's
                  Form 10K-SB filed March 27, 2001)

         10.10    Securities Purchase Agreement dated as of February 23,
                  2001 between the Company AJW Partners, LLC, Millennium Capital
                  Partners II, LLC and Equilibrium Equity, LLC (Exhibit 10.1 to the Company's Form 8-K/A filed May 11, 2001)

         10.11    Registration Rights Agreement dated as of February 23,
                  2001 between the Company AJW Partners, LLC, Millennium Capital
                  Partners II, LLC and Equilibrium Equity, LLC (Exhibit 10.2 to the Company's Form 8-K filed March 1, 2001)

         10.11    Form of Stock Purchase Warrant dated as of February 23, 2001
                  (Exhibit 10.3 to the Company's Form 8-K filed March 1, 2001)

         10.13    Schedule identifying omitted Stock Purchase Warrants dated as of February 23, 2001 which are substantially identical to the
                  Form of Stock Purchase Warrant described in Exhibit 10.11
                  (Exhibit 10.13 to the Company's Form 10K-SB filed March 27,
                  2001)

         10.14    Security Agreement dated as of February 23, 2001 between the
                  Company, AJW Partners, LLC, Millennium Capital Partners II,
                  LLC and Equilibrium Equity, LLC (Exhibit 10.14 to the
                  Company's Form 10K-SB filed March 27, 2001)

         10.15    Second Amendment to Promissory Note in favor of CTF, Inc.
                  dated July 1, 2001 (previously filed)

         10.16    Second Amendment to Promissory Note in favor of C. Wilbur
                  Peters dated October 22, 2001 (previously filed)

         23.1     Consent of Wagner Noble & Company

         23.2     Consent of Kennedy Covington Lobdell & Hickman, L.L.P.
                  (included in Exhibit 5.1)

         24.1     Power of Attorney (previously filed)


ITEM 28. UNDERTAKINGS

         The company hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on January 11, 2002.


                                VITAL LIVING PRODUCTS, INC.


                                By: /s/ Donald R. Podrebarac
                                    ----------------------------------------
                                    Donald R. Podrebarac
                                    Chief Executive Officer and President


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


         Signature                                        Capacity                             Date
         ---------                                        --------                             ----


/s/ Donald R. Podrebarac                        Director, Chief                           January 11, 2002
----------------------------------------        Executive Officer and President
Donald R. Podrebarac                            (Principal Executive Officer)

                *                               Director, Chairman and Treasurer          January 11, 2002
----------------------------------------
C. Wilbur Peters

                *                               Vice President, Secretary and             January 11, 2002
----------------------------------------        Director (Principal Financial
Larry C. Pratt                                  Officer)

                *                               Director                                  January 11, 2002
----------------------------------------
Phil Divine

                *                               Director                                  January 11, 2002
----------------------------------------
Duane G. Hansen


*By:  /s/ Donald R. Podrebarac
    -----------------------------------
      Donald R. Podrebarac
      Attorney-in-Fact